CREDIT AGREEMENT

          CREDIT AGREEMENT dated as of July 9, 1998 between ACCURIDE DE MEXICO, S.A. DE C.V., a corporation organized and existing under the laws of the United Mexican States (the "BORROWER"), and CITIBANK MEXICO, S.A., GRUPO FINANCIERO CITIBANK, a multiple banking institution organized and existing under the laws of the United Mexican States ("CITIBANK MEXICO"), as lender (the "LENDER").

PRELIMINARY STATEMENTS:

          (1) The Borrower has requested that the Lender make available to the Borrower the Facilities (as hereinafter defined) to finance the construction of the Plant (as hereinafter defined), to pay transaction fees and expenses, to refinance certain Existing Debt and to provide working capital for general corporate purposes for the Borrower.

          (2) The Lender is willing to provide the Facilities upon terms and conditions provided herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                     ARTICLE I

                          DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACCURIDE" means Accuride Corporation, a Delaware corporation.

          "ADVANCE" means a Term Advance or a Working Capital Advance.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
     For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "ANNUAL OPERATING BUDGET" means for any fiscal year of the Borrower, the operating budget for such fiscal year prepared by the Borrower.

          "APPLICABLE LAWS" means any applicable federal, state, local or municipal laws, rules, orders, judgments, regulations, ordinances, codes, injunctions, writs or decrees of any Governmental Authority (including any binding determination of an arbitrator or a court or other Governmental Authority) of Mexico.

          "APPLICABLE MARGIN" means

               (a) through December 31, 1998, (i) 4.00% per annum for each Term Advance and (ii) 2.75% per annum for each Working Capital Advance, and

               (b) thereafter, a percentage per annum for each Term Advance and each Working Capital Advance, respectively, determined with reference to the Leverage Ratio as set forth below:


                                                                   WORKING
                    LEVERAGE RATIO             TERM ADVANCE    CAPITAL ADVANCE
                    --------------             ------------    ---------------
        greater than or equal to 5.0 to 1          4.25%            3.00%
        less that 5.0 to 1 and greater than        4.00%            2.75%
        or equal to 4.0 to 1
        less than 4.0 to 1 and greater than        3.50%            2.50%
        or equal to 3.5 to 1
        less than 3.5 to 1 and greater than        3.25%            2.25%
        or equal to 3.0 to 1
        less than 3.0 to 1 and greater than        3.00%            2.00%
        or equal to 2.5 to 1
        less than 2.5 to 1 and greater than        2.70%            1.75%
        or equal to 2.0 to 1
        less than 2.0 to 1                         2.50%            1.50%


          The Applicable Margin for each Advance shall be determined under and for purposes of clause (b) above by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance. Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective (for purposes of this definition only, the date of such effectiveness being the "EFFECTIVE DATE") as of the first day following the last day of the most recent Fiscal Quarter or Fiscal Year for which (A) financial statements are delivered to the Lender pursuant to Section 5.03(b) or (c) and (B) a certificate of the chief financial officer of the Borrower is delivered by the Borrower to the Lender setting forth, with respect to such financial statements, the then-applicable Leverage Ratio and the basis of the calculations therefor, and shall remain in effect until the next change to be effected pursuant to this definition; PROVIDED that (i) if the Borrower shall have made any payments in respect of interest during the period (for purposes of this definition only, the "INTERIM PERIOD") from and including the Effective Date to the day on which any change in the Leverage Ratio is determined as provided above, then the amount of the next such payment of interest due by the Borrower on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Leverage Ratio pursuant to this definition shall be made with respect to the Measurement Period ending at the end of the fiscal period covered by the relevant financial statements.

          "BANKRUPTCY" means, as to any Person: (a) entry by any Governmental Authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, SUSPENSION DE PAGOS or other similar law or (ii) an involuntary or contested decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, SUSPENSION DE PAGOS, arrangement, adjustment or composition of or in respect of such Person under any Applicable Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or ordering the winding up or liquidation of the affairs of such Person; or (b) commencement by a Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, SUSPENSION DE PAGOS or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in a involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, SUSPENSION DE PAGOS or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any applicable law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

          "BASE CASE PROJECTIONS" means the financial projections for the Borrower delivered by the Borrower to the Lender on the date of the Initial Extension of Credit.

          "BLUEPRINTS" means the drawings and specifications for the development and construction of the manufacturing and assembly portions of the Plant, prepared by Docsa and approved by the Lender, the Independent Engineer and, when necessary, each appropriate Governmental Authority, all of which are more particularly described in Schedule 1.01(a) hereto, and all additions thereto and amendments and modifications therefor approved by the Lender as required by Section 5.02(h) or (l).

          "BORROWER" has the meaning specified in the recital of parties to this Agreement.

          "BORROWER'S ACCOUNT" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36178871.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York, New York or Mexico, D.F., Mexico, or, with respect to any Eurodollar Rate Advance, a day of the year on which dealings in deposits denominated in Dollars are carried on in the London interbank market.

          "CAPITAL BUDGET" means, for any fiscal year of the Borrower, the budget prepared by the Borrower for Capital Expenditures identified as such for such fiscal year.

          "CAPITAL EXPENDITURES" means, for any Person for any period, the sum, without duplication, of all expenditures made, directly or indirectly (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases, but excluding any amounts representing capitalized interest), by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, provided that Capital Expenditures shall not include (without duplication) (a) any expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (i) with insurance proceeds received by the Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored, or (ii) with the proceeds of any compensation awarded to the Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (b) any expenditures for the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in, (c) any expenditures for the purchase price of any property, plant or equipment purchased within one year of the consummation of any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries in accordance with the provisions of Section 5.02(d) to the extent purchased with the proceeds of such sale, lease, transfer or other disposition, (d) Investments made pursuant to Section 5.02(e) or (e) any acquisition by the Borrower or any of it Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the stock or other evidence of beneficial ownership of, any Subsidiary or any division, business unit or line of business of any Subsidiary in accordance with Section 5.02(c).

          "CAPITALIZED LEASES" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized or financial leases.

          "CITIBANK" means Citibank, N.A., a national banking association organized and existing under the laws of the United States of America.

          "CITIBANK MEXICO" has the meaning specified in the recital of parties to this Agreement.

          "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

          "COLLATERAL DOCUMENTS" means the Industrial Mortgage, the Pledge Agreement and any other agreement that creates or purports to create a Lien in favor of the Lender to secure the Obligations of the Borrower hereunder and under the Notes.

          "COLLATERAL GRANTOR" means each of the Borrower, Accuride and IASA.

          "COMMITMENT" means a Term Commitment or a Working Capital
     Commitment.

          "COMPLETION" has the meaning specified in Section 1.01 of the Completion Guaranty.

     "COMPLETION DATE" has the meaning specified in Section 1.01 of the Completion Guaranty.

          "COMPLETION DEFAULT" has the meaning specified in Section 6.01 of the Completion Guaranty.

          "COMPLETION GUARANTY" has the meaning specified in Section
     3.01(f)(vi).

          "CONFIDENTIAL INFORMATION" means information that the Borrower furnishes to the Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Lender from a source other than the Borrower, except with regards to such information from a source actually known by the Lender to have an obligation not to disclose such information.

          "CONSOLIDATED" refers to the consolidation of accounts in accordance with GAAP.

          "CONSTRUCTION BUDGET" means the budget of Construction Costs delivered by the Borrower to the Lender on the date of the Initial Extension of Credit.

          "CONSTRUCTION COSTS" means the following costs and expenses incurred by or on behalf of the Borrower in connection with the construction, development, design, engineering, acquisition, financing, outfitting, testing, start-up and completion of the Plant, including the cost of Plant equipment and each of the following: (a) all amounts payable by the Borrower to its contractors, suppliers and subcontractors pursuant to the Construction Documents; (b) the costs and expenses of all engineering, legal, accounting and other professional advisers properly incurred by the Borrower in connection with and attributable to the Plant; (c) costs of Required Insurance; (d) Operating Costs incurred during the construction period; (e) working capital in an amount not to exceed $7,500,000; and
     (f) value-added tax, other taxes and customs charges payable in respect of any of the above.

          "CONSTRUCTION DOCUMENTS" means the Blueprints, the Timetable, building and environmental permits, contracts with Docsa and any other builders or contractors for the construction of the Plant, and copies of all payments made to Docsa.

          "COST CERTIFICATE" means, with respect to a Term Advance made, a certificate of the President or another Senior Officer of the Borrower, substantially in the form of Exhibit D hereto.

          "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses
     (a) through (g) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "DOCSA" means Constructora Docsa, S.A. de C.V.

     "DOLLARS" and "$" each means lawful money of the United States.

          "DOLLAR FUNDING RATE" means, for any Interest Period for any Dollar Funding Rate Advance, an interest rate per annum (rounded upward to the nearest 1/8 of 1% per annum, if such rate is not such a multiple) equal to the cost of funds rate for Dollar-denominated passive operations, commonly referred to as the CCP-Dollars rate, as published in the DIARIO OFFICIAL DE LA FEDERACION by the Banco de Mexico, in effect on the first date of such Interest Period, or, if such rate is not available, any replacement therefor promulgated by the Banco de Mexico (PROVIDED that such replacement accurately reflects the Lender's cost of making, funding or maintaining such Advance for such Interest Period for such Advance), in effect on the first day of such Interest Period.

          "DOLLAR FUNDING RATE ADVANCE" means any Advance that is either (i) converted from a Eurodollar Rate Advance into a Dollar Funding Rate Advance pursuant to Section 2.08(c) or (ii) made in Dollars at any time after the obligation of the Lender to make Eurodollar Rate Advances is suspended pursuant to Section 2.08(c).

          "EBITDA" means, for any period, the sum, determined on a Consolidated basis, of the amounts for such period of (a) Net Income plus (b) to the extent included in computing Net Income, the sum (without duplication) of (i) Interest Expense, (ii) taxes computed on the basis of income, (iii) depreciation expense, (iv) amortization expense (including amortization of deferred financing fees), (v) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities), (vi) any fees and expenses related to Investments permitted pursuant to Section 5.02(e) of this Agreement, (vii) losses on asset sales, (viii) any deduction for minority interest expense, (ix) fees or expenses incurred or paid by the Borrower or any of its Susbsidiaries in connection with the transactions contemplated hereby, (x) any other non-cash charges, (xi) any other non-recurring charges, (xii) currency losses and (xiii) additional expenses in connection with labor disruptions or the potential therefor, minus (c) to the extent included in computing Net Income the sum, without duplication, of the amounts for such period of (i) any non-recurring gains, (ii) all non-cash gains,
     (iii) gains on asset sales, and (iv) currency gains, in each case of the Borrower and its Subsidiaries, determined in accordance with GAAP for such period, provided that, for purposes of such calculation, in the case of any Subsidiary acquired by the Borrower or any of its Subsidiaries following the commencement of any such period, amounts attributable to such Subsidiary shall be calculated as though such Subsidiary had been acquired on the first day of such period.

          "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority having jurisdiction over enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any such Governmental Authority or by any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "ENVIRONMENTAL LAW" means any Applicable Law relating to any Environmental Matter.

          "ENVIRONMENTAL MATTER" means any (a) release, emission, entry or introduction into the air, including the air within buildings and other natural or man-made structures above ground; (b) discharge, release or entry into water, including into any river, watercourse, lake or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea; (c) deposit, storage, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Materials (including, in the case of waste, any material which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it re-usable or reclaiming substances from it) and any material or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled); (d) nuisance, noise, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms; (e) conservation, preservation or protection of the natural or man-made environment or any living organisms supported by the natural or man-made environment; or
     (f) other matter whatsoever directly affecting the environment or any part of it.

          "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.

          "EURODOLLAR RATE" means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum (rounded upward to the nearest whole multiple of

     1/8 of 1% per annum, if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Eurodollar Rate Advance to be outstanding during such Interest Period and for a period equal to such Interest Period.

          "EURODOLLAR RATE ADVANCE" means any Advance other than a Dollar Funding Rate Advance.

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.02.

          "EXISTING DEBT" has the meaning specified in Section 4.01(aa) hereof.

          "FACILITIES" means the Term Facility or the Working Capital
     Facility.

          "FISCAL QUARTER" means any fiscal quarter of the Borrower and its Subsidiaries that occurs within any Fiscal Year.

          "FISCAL YEAR" means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year.

          "GAAP" has the meaning specified in Section 1.03.

          "GOVERNMENTAL APPROVALS" means all approvals, authorizations, claims, consents, exceptions, exemptions, variances, licenses, permits, publications, filings, registrations, notices to and declarations of or with any Governmental Authority having jurisdiction over the matter, including all siting, environmental and operating permits and licenses that are required for (a) the ownership, development, construction, financing, use, operation and maintenance of the Plant and all such other matters as may be necessary in connection with the Plant and (b)
     (i) the making by the Borrower of the payments at the times and in the currencies contemplated by the Transaction Documents, (ii) the enforceability of any of the Transaction Documents and (iii) all such other matters as may be necessary in connection with the performance of any Loan Party's obligations under any Transaction Document.

          "GOVERNMENTAL AUTHORITY" means the government of Mexico or of any state or other political subdivision thereof and includes any entity within Mexico exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GUARANTORS" means Accuride and IASA, as regards their respective Obligations under the Completion Guaranty.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

          "IASA" means Industria Automotriz, S.A. de C.V., a corporation organized and existing under the laws of Mexico.

          "INDEMNIFIED PARTY" has the meaning specified in Section 7.04(b).

          "INDEPENDENT ENGINEER" means the independent engineer selected from time to time by the Lender and approved by the Borrower, which independent engineer shall initially be Rockford Consulting.

          "INDUSTRIAL MORTGAGE" has the meaning specified in Section
     3.01(f)(v).

          "INITIAL EXTENSION OF CREDIT" means the earlier to occur of the initial Term Advance or the initial Working Capital Advance.

          "INTEREST EXPENSE" means, for any Person for any period, cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of such Person with respect to all outstanding Debt of such Person, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP.

     "INTEREST PERIOD" means:

               (a) for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period therefor and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, in the applicable Notice of Term Borrowing or Notice of Working Capital Borrowing, or as the case may be, select; and

               (b) for each Dollar Funding Rate Advance, the period commencing on the date of such Dollar Funding Rate Advance and ending on the day that occurs one calendar month after such date and, thereafter, each subsequent one-month period commencing on the last day of the immediately preceding Interest Period therefor and ending on the last day of such one-month period;

     PROVIDED, HOWEVER, in the case of clauses (a) and (b) above that:

               (i) with respect to any Interest Period for any Advance that begins before, and would otherwise end after, any principal repayment installment date or maturity date for such Advance, such Interest Period shall end on such principal repayment installment date or maturity date;

               (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, HOWEVER, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (iii) subject to subclause (ii) above, if the last day of the initial Interest Period would otherwise occur on a date during any calendar month that is after the 25th day of such calendar month, the last day of such initial Interest Period shall occur on the 25th day of such calendar month.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person.

          "JOINT VENTURE AGREEMENT" means that certain Joint Venture Agreement dated as of November 5, 1997 by and among Accuride, IASA, Grupo Industrial Ramirez, S.A., a corporation organized and existing under the laws of Mexico, and the Borrower, as such Joint Venture Agreement may be amended, supplemented or otherwise modified from time to time in compliance with the provisions of this Agreement.

          "LENDER" has the meaning specified in the recital of parties to this Agreement.

          "LENDER PARTIES" means the Lender, the Participants, and any sub-participant approved by the Borrower pursuant to Section 11 of any Participation Agreement.

          "LENDER'S ACCOUNT" means the account of Citibank at its office at 399 Park Avenue, New York, New York 10043, ABA No. 021000089, Account No. 36852248, NAIB Agency Medium Term Finance, Ref: Accuride de Mexico, S.A. de C.V. Attention: Carlos Lopez, tel: (302) 894-6007, fax: (302) 894-6120.

          "LENDING OFFICE" means, with respect to the Lender, the office of the Lender specified as its "Lending Office" under its name on the signature pages hereto and, with respect to any Participant, the office of such Participant specified as its "Lending Office" in the Participation Agreement to which such Participant is a party.

          "LETTER OF COMFORT" has the meaning specified in Section
     3.01(f)(vii).

          "LEVERAGE RATIO" means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated Debt of the Borrower and its Subsidiaries at the end of the most recently completed Measurement Period prior to such date, to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period.

          "LIEN" means with respect to any property or assets, any mortgage or deed of trust (including "FIDEICOMISOS"), pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic or legal effect as any of the foregoing).

          "LOAN DOCUMENTS" means (i) this Agreement, (ii) the Notes, (iii) the Completion Guaranty, (iv) the Letter of Comfort, and (v) the Collateral Documents, in each case as amended, supplemented or otherwise modified from time to time.

          "LOAN PARTIES" means the Borrower and the Guarantors.

          "MATERIAL ADVERSE CHANGE" means (a) any material adverse change in the business, financial condition, operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, or (b) any change in the business, financial condition, operations, assets or liabilities of any Guarantor and its Subsidiaries, taken as a whole, which change would have a material adverse effect on the ability of such Guarantor to perform its obligations under the Completion Guaranty.

          "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect on
     (i) the business, financial condition, operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, or (ii) the rights and remedies of the Lender under any Loan Document or (b) an effect on the business, financial condition, operations, assets or liabilities of a Guarantor and its Subsidiaries, taken as a whole, which change would have a material adverse effect on the ability of such Guarantor to perform its obligations under the Completion Guaranty.

          "MEASUREMENT PERIOD" means, as of any date of determination, the most recently completed four consecutive Fiscal Quarters ending on or immediately prior to such date, EXCEPT that during the first year after the date hereof the "Measurement Period" means, as of any date of determination, the period from the date hereof to the end of the Fiscal Quarter ending on or immediately prior to such date.

          "MEXICAN GAAP" means generally accepted accounting principles in Mexico as in effect from time to time.

          "MEXICAN TAXING AUTHORITY" has the meaning specified in Section
     2.10(a).

          "MEXICO" means the United Mexican States.

          "MULTIPLE EMPLOYER PLAN" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its Subsidiaries and at least one Person other than the Borrower and its Subsidiaries or (b) was so maintained and in respect of which the Borrower or any of its Subsidiaries could have liability under Section 4064 or 4069 or ERISA in the event such plan has been or were to be terminated.

     "NET INCOME" means, with respect to any Person for any period, the net income (or loss) of such Person; PROVIDED that, for purposes of determining Net Income for any Person, there shall be excluded from such determination (i) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to the sale of assets, and (ii) any net extraordinary gains (or losses).

          "NON-EXCLUDED TAXES" has the meaning specified in Section 2.l0(a).

     "NOTE" means a Term Note or a Working Capital Note.

          "NOTICE OF BORROWING" means a Notice of Term Borrowing or a Notice of Working Capital Borrowing.

          "NOTICE OF TERM BORROWING" has the meaning specified in Section
     2.02(a).

          "NOTICE OF WORKING CAPITAL BORROWING" has the meaning specified in
     Section 2.02(b).

          "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.02(f).

          "OFFICERS' CERTIFICATE" means a certificate signed by (i) the Director General of the Borrower and (ii) another Senior Officer of the Borrower.

          "OPERATING COSTS" means, for any period, all cash expenditures incurred by the Borrower in administering, operating or maintaining the Plant during such period.

          "OTHER TAXES" has the meaning specified in Section 2.10(b).

          "PARTICIPANT" means a bank or other financial institution that the Borrower has approved in writing as a Participant and that becomes a party to a Participation Agreement.

          "PARTICIPATION AGREEMENT" means any Participation Agreement between the Lender and any Participant, under which such Participant shall agree to purchase participations in the Advances made and to be made under this Agreement in substantially the form attached as Exhibit L hereto, or in any other form agreed to by the Lender and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

          "PERMITTED INVESTMENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States government or the government of Mexico, or any agency or instrumentality of any such government having maturities of not more than 12 months from the date of acquisition; (b) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any U.S. or Mexican commercial bank of recognized stature having capital and surplus in excess of $500,000,000 and having a commercial paper rating (or the holding company thereof having a commercial paper rating) of A-1 (or the equivalent thereof) or better by Standard & Poor's Ratings Services or any Mexican Affiliate thereof ("S&P") or P-1 (or the equivalent thereof) or better by Moody's Investors Service, Inc. or any Mexican Affiliate thereof ("MOODY'S") or D-1 (or the equivalent thereof) or better by Duff and Phelps Credit Rating Co. or any Mexican Affiliate thereof ("DUFF"), and which is a member of the Federal Reserve System of the United States of America or a duly licensed Mexican banking institution; (c) commercial paper rated at least A-1, P-1 or D-1 or the equivalent thereof, by S&P, Moody's or Duff, respectively, and maturing within 270 days after the date of acquisition; (d) guaranteed investment contracts maturing within 12 months of the date of acquisition thereof and entered into with (or fully guaranteed by) financial institutions whose long-term unsecured non-credit enhanced indebtedness is rated A-or better by S&P or Duff or A3 or better by Moody's; and (e) investments in money market funds having a rating from each of S&P, Moody's and Fitch Investors Service, Inc. in the highest investment category granted thereby.

          "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

               (a) Liens for taxes, assessments, governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings and for which adequate cash reserves have been set aside in accordance with Mexican GAAP, including Liens for import taxes and value-added taxes;

               (b) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (c) Liens for deposits or pledges made in the ordinary course of business to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations incurred in the ordinary course of business;

               (d) statutory mechanics', workmen's, materialmen's, carrier's, supplier's, vendor's, warehousemen's or other like Liens arising in the ordinary course of business securing obligations which are not due or which are being contested in good faith;

               (e) easements, rights of way, reservations, restrictions, covenants, agreements for joint or common use, landlord's rights of distraint and other similar imperfections, charges or encumbrances of title on real estate that do not render title to the property encumbered thereby unmarketable or interfere in any material respect with the business of the Borrower and its Subsidiaries taken as a whole;

               (f) attachment, judgment and other similar Liens arising in circumstances not constituting an Event of Default or in connection with court proceedings that are being contested in good faith by appropriate proceedings and for which adequate cash reserves have been set aside;

               (g) Liens on the assets and/or Voting Stock of the Borrower in order to secure Replacement Debt, if any; PROVIDED that the obligations of the Borrower hereunder are secured, equally and ratably with such Liens, also by Lien on such assets and/or Voting Stock under the Collateral Documents;

               (h) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

               (i) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease;

               (j) Liens on goods, the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower in respect of such letter of credit to the extent permitted under Section 5.02(b); and

               (k) leases or subleases granted to others and not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole.

          "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Borrower or any of its Subsidiaries.

          "PLANT" means the new, approximately 260,000 sq. ft. manufacturing facility of the Borrower to be located in Cienega de Flores, Nuevo Leon, Mexico.

          "PLEDGE AGREEMENT" has the meaning specified in Section 6.02(k).

          "PRO FORMA EBITDA" has the meaning specified in Section
     5.02(a)(vi)(V).

          "PRUDENT INDUSTRY PRACTICES" has the meaning specified in Section 5.01(j).

          "RELATED DOCUMENTS" means the Joint Venture Agreement and the ESCRITURA CONSTITUTIVA and Bylaws of the Borrower.

          "RELEASE" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "REQUIRED GOVERNMENTAL APPROVAL" has the meaning specified in Section 4.01(d).

          "REPLACEMENT DEBT" means Debt for borrowed money incurred by the Borrower to replace and to refund the Working Capital Facility, subject to the conditions set forth in Section 5.02(b)(iii).

          "REQUIRED INSURANCE" has the meaning specified in Section 5.01(d).

          "SENIOR OFFICER" means, with respect to any Person, the chief executive officer, the president or any senior vice president of such Person or, with respect to financial matters, the chief financial officer or treasurer of such Person, or such other officers, comparable in seniority and responsibility, as such Person may have.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and
     (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "SUBORDINATED DEBT" means any Debt of the Borrower that is subordinated to the Obligations of the Borrower under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Lender (including, without limitation, the term and condition that such Debt may not be paid or prepaid until all the

     Obligations of the Borrower under this Agreement and the Notes shall be paid in full in cash).

          "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "SURVIVING DEBT" has the meaning specified in Section 3.01(b).

          "TAXES" means any taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges (and all interest, penalties and other liabilities imposed with respect thereto) imposed by or on behalf of any Governmental Authority or any political subdivision thereof or taxing jurisdiction therein.

          "TERM ADVANCE" has the meaning specified in Section 2.01(a).

          "TERM COMMITMENT" means, with respect to the Lender at any time, the obligation of the Lender, subject to the conditions set forth in this Agreement, to make Term Advances to the Borrower up to an aggregate principal amount equal to $25,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "TERM FACILITY" means, at any time, the amount of the Lender's Term Commitment at such time.

          "TERM LOAN TERMINATION DATE" means the earlier of March 31, 2000 and the date of termination in whole of the Term Commitment pursuant to Section
     2.04 or 6.01.

          "TERM NOTE" means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to the Lender resulting from a Term Advance made by the Lender.

          "TERMINATION DATE" means, as applicable, either the Term Loan Termination Date or the Working Capital Termination Date.

          "TIMETABLE" means the timetable attached as Schedule 1.01(b) hereto.

          "TRANSACTION DOCUMENTS" means, collectively, the Loan Documents, the Related Documents and the Construction Documents.

          "U.S. GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

          "UNITED STATES" and "U.S." each means the United States of America.

          "UNUSED WORKING CAPITAL COMMITMENT" means, with respect to the Lender at any time, (a) the Lender's Working Capital Commitment at such time MINUS
     (b) the aggregate principal amount of the Lender's Working Capital Advances outstanding at such time.

          "VOTING STOCK" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "WORKING CAPITAL ADVANCE" has the meaning specified in
     Section 2.01(b).

          "WORKING CAPITAL COMMITMENT" means, with respect to the Lender at any time, the obligation of the Lender, subject to the conditions set forth in this Agreement, to make Working Capital Advances to the Borrower from time to time up to an aggregate principal amount equal to $7,500,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "WORKING CAPITAL FACILITY" means, at any time, the amount of the Lender's Working Capital Commitment at such time.

          "WORKING CAPITAL NOTE" means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to the Lender resulting from a Working Capital Advance made by the Lender.

          "WORKING CAPITAL TERMINATION DATE" means the earlier of (x) the date that occurs one year from the date hereof, or such later date as provided for pursuant to Section 2.12, and (y) the date of termination in whole of the Working Capital Commitments pursuant to Section 2.04 or 6.01.

          SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

          SECTION 1.03. ACCOUNTING TERMS. Except as otherwise provided in this Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with Mexican GAAP reconciled to U.S. GAAP (including principles of consolidation where appropriate) ("GAAP") and applied on a consistent basis.

          SECTION 1.04. OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (b) Except as otherwise specified herein, each reference in this Agreement to a Transaction Document shall be deemed (i) to include all exhibits, annexes, schedules or other attachments thereto and (ii) to refer to such Transaction Document as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and, to the extent applicable, Sections 5.02(k) and 5.02(l).

          (c) Except as otherwise specified herein, each reference in this Agreement to an Applicable Law or a Governmental Approval shall be deemed to refer to such Applicable Law or Governmental Approval as the same may be amended, supplemented or otherwise modified from time to time.

          (d) Each reference in this Agreement to a Person shall be deemed to include such Person's permitted successors and assigns.

          (e) The use of the word "including" in this Agreement means "including, without limitation."


                                     ARTICLE II

                         AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01. THE ADVANCES. (a) THE TERM ADVANCES. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each a "TERM ADVANCE" and, collectively, the "TERM ADVANCES") to the Borrower in Dollars from time to time on any Business Day during the period from the date hereof until the Term Loan Termination Date in an aggregate amount not to exceed the Lender's Term Commitment at such time. Amounts borrowed under this
Section 2.01(a) and repaid or prepaid may not be reborrowed.

          (b) THE WORKING CAPITAL ADVANCES. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each a "WORKING CAPITAL ADVANCE") to the Borrower in Dollars from time to time on any Business Day during the period from the date hereof until the Working Capital Termination Date in an amount for each such Advance not to exceed the Lender's Unused Working Capital Commitment at such time. Within the limits of the Lender's Unused Working Capital Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.05(b) and reborrow under this Section 2.01(b).

          SECTION 2.02. MAKING THE ADVANCES. (a) Each Term Advance shall be made upon notice given by the Borrower to the Lender not fewer than three Business days prior to the date of the proposed Term Advance. Each such notice of a Term Advance (a "NOTICE OF TERM BORROWING") shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Term Advance, (ii) aggregate amount of such Term Advance and (iii) initial Interest Period for such Term Advance. The Lender shall, before 11:00 A.M. (New York City time) on the date of such Term Advance, make such funds available to the Borrower, as such funds may be reduced in accordance with Section 2.02(f) below, upon fulfillment of the applicable conditions set forth in Article III by crediting the Borrower's Account.

          (b) Each Working Capital Advance shall be made upon notice given by the Borrower to the Lender not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Working Capital Advance. Each such notice of a Working Capital Advance (a "NOTICE OF WORKING CAPITAL BORROWING") shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit E hereto, specifying therein the requested (i) date of such Working Capital Advance, (ii) aggregate amount of such Working Capital Advance, (iii) initial Interest Period for such Working Capital Advance and (iv) the maturity of such Working Capital Advance, which maturity shall occur on the last day of any Interest Period for such Working Capital Advance but no later than the then existing Working Capital Termination Date. The Lender shall, before 11:00 A.M. (New York City time) on the date of such Working Capital Advance, make such funds available to the Borrower, as such funds may be reduced in accordance with Section 2.02(f) below, upon fulfillment of the applicable conditions set forth in Article III by crediting the Borrower's Account.

          (c) No more than six separate Term Advances and no more than six separate Working Capital Advances may be outstanding on any one day.

          (d) Each Notice of Term Borrowing and Notice of Working Capital Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify the Lender or any Participant against any loss, cost or expense incurred by the Lender or such Participant as a result of any failure to fulfill on or before the date specified in a Notice of Borrowing for an Advance, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender or such Participant to fund such Advance to be made by the Lender when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Lender shall have received notice from any Participant prior to the date of any Advance that such Participant will not make available to the Lender such Participant's ratable portion of such Advance, the Lender may assume that such Participant has made such portion available to the Lender on the date of such Advance in accordance with subsection (a) or (b) of this Section 2.02 and the Lender may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Participant shall not have so made such ratable portion available to the Lender, the Borrower agrees upon notice from the Lender to repay to the Lender forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Lender, at the interest rate applicable at the time to such Advance. If such Participant shall repay to the Lender such corresponding amount, such amount so repaid shall constitute such Participant's portion of such Advance for purposes of this Agreement.

          (f) The Lender shall not be responsible for the failure of any Participant to fund its ratable portion of any Advance to be funded by such Participant on the date of such Advance, and such Advance made to the Borrower shall be reduced by the amount of any such ratable portion that is not funded by any Participant.

          SECTION 2.03. REPAYMENT OF ADVANCES. (a) TERM ADVANCES. The Borrower shall repay to the Lender the principal amount of each Term Advance in eight substantially equal quarterly installments on the 25th day of each March, June, September and December, commencing June 25, 2001 and ending March 25, 2003; PROVIDED, HOWEVER, that the final principal installment shall in any event be in an amount equal to the principal amount of such Term Advance then outstanding.

          (b) WORKING CAPITAL ADVANCES. The Borrower shall repay to the Lender the principal amount of each Working Capital Advance on the maturity thereof stated in the Working Capital Note that evidences such Working Capital Advance in accordance with clause (iv) of the second sentence of Section 2.02(b).

          SECTION 2.04. OPTIONAL TERMINATION OR REDUCTION OF THE COMMITMENTS. The Borrower may, upon at least three Business Days' notice to the Lender, terminate in whole or reduce in part the unused portions of its Term Commitment and its Unused Working Capital Commitment; PROVIDED, HOWEVER, that each partial reduction of any Facility shall be in an aggregate amount of $500,000 or an integral multiple of $500,000 in excess thereof.

          SECTION 2.05. PREPAYMENTS. (a) TERM ADVANCES. The Borrower may, upon at least three Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of any Term Advance in whole or in part, together with (i) accrued interest to the date of such prepayment on the aggregate principal amount prepaid and (ii) a premium, if such prepayment occurs on a date that is less than two years from the date hereof, of 0.85% of the aggregate principal amount so prepaid, and if such prepayment occurs on a date that is two years from the date hereof or later, but less than three years from the date hereof, of 0.55% of the aggregate principal amount so prepaid, and if such prepayment occurs three years from the date hereof or later, of 0.25% of the aggregate principal amount so prepaid; PROVIDED, HOWEVER, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of such Advance during any Interest Period thereof, the Borrower shall reimburse the Lender in respect thereof pursuant to Section 7.04(c). Each prepayment of Term Advances shall be applied to the installments thereof as indicated by the Borrower in its sole discretion.

          (b) WORKING CAPITAL ADVANCES. The Borrower may, upon at least three Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay without premium or penalty the aggregate principal amount of any Working Capital Advances in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; PROVIDED, HOWEVER, that (x) each partial prepayment shall be in an aggregate principal amount of $100,000 or an integral multiple of $100,000 in excess thereof and (y) in the event of any such prepayment of any Advance during any Interest Period thereof, the Borrower shall reimburse the Lender in respect thereof pursuant to
Section 7.04(c).

          SECTION 2.06. INTEREST. (a) SCHEDULED INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times (i) during each Interest Period for such Advance, if such Advance is a Eurodollar Rate Advance, to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance PLUS (B) the Applicable Margin in effect from time to time for such Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Advance shall be paid in full and (ii) during each Interest Period for such Advance, if such Advance is a Dollar Funding Rate Advance, to the sum of (A) the Dollar Funding Rate for such Interest Period for such Advance PLUS (B) the Applicable Margin in effect from time to time for such Advance, in each case payable in arrears on the last day of each Interest Period therefor.

          (b) DEFAULT INTEREST. Anything herein to the contrary notwithstanding, the Borrower shall pay interest on (i) that principal amount of each Advance which is not paid when due, payable in arrears on the dates referred to in subsection (a) above and on demand, at a rate per annum equal at all times to 4% per annum above the rate per annum required to be paid on such Advance pursuant to subsection (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 4% per annum above the rate per annum required to be paid, in the case of interest, on the Advance on which such interest has accrued pursuant to subsection (a) above, and, in all other cases, on the Advance which bears the highest rate per annum from time to time.

          (c) NOTICE OF INTEREST RATE. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a) or 2.02(b), the Lender shall give notice to the Borrower of the applicable interest rate determined by the Lender for purposes of clause (a).

          SECTION 2.07. FEES. (a) COMMITMENT FEE. The Borrower shall pay to the Lender a commitment fee, from the date hereof until the applicable Termination Date, payable in arrears on the date of the initial Term Advance or Working Capital Advance hereunder and thereafter quarterly on the last Business Day of each March, June, September and December commencing September 30, 1998, and on each Termination Date, at the rate of 0.50 of 1% per annum on the average daily unused portion of the Lender's Term Commitment and on the average daily Unused Working Capital Commitment of the Lender.

          (b) UPFRONT FEE. The Borrower shall pay to the Lender on the date hereof a one time upfront fee equal to 1.00% of the Lender's Commitments hereunder.

          (c) OTHER FEES. The Borrower shall pay to the Lender such other fees as may from time to time be agreed upon by and between the Borrower and the Lender.

          SECTION 2.08. INCREASED COSTS, ETC. (a) In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the date hereof, (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance will not adequately reflect the cost to such Lender Party of making, funding or maintaining such Eurodollar Rate Advance or its participation therein or any portion thereof for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by such Lender Party as a result of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or its participation therein or any portion thereof (excluding for purposes of this Section 2.08 any such increased costs resulting from Taxes or Other Taxes, as to which Section 2.10 shall govern, then the Borrower shall from time to time, upon demand by such Lender Party and, in the case of any Participant, with a copy of such demand to the Lender, pay to such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; PROVIDED, HOWEVER, such Lender Party before claiming any additional amounts under this Section 2.08(a) will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Eurodollar Rate Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; PROVIDED that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a). A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by any Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the date hereof or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Party which has or would have the effect of reducing the rate of return on such Lender Party's capital or assets as a result of or based upon the existence of such Lender Party's commitments and obligations under this Agreement or a Participation Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party's or such corporation's policies with respect to capital adequacy), then, upon demand by such Lender Party and, in the case of any Participant, with a copy of such demand to the Lender, the Borrower shall pay to such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in light of such circumstances, it being understood and agreed that such Lender Party shall not be entitled to such compensation as a result of such Lender Party's compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the date hereof. Any amount payable pursuant to this Section 2.08(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend hereunder or under a Participation Agreement. A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to the Borrower by any Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

          (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or the central bank or other governmental authority shall assert that it is unlawful, for any Lender Party or its Lending Office to perform its obligations hereunder or under a Participation Agreement to make or participate in Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances or its participation in Eurodollar Rate Advances, then, on notice thereof by such Lender Party to the Borrower and, in the case of any Participant, with a copy of such demand to the Lender, the Borrower will either (i) on the last day of the then existing Interest Period therefor, convert each Eurodollar Rate Advance affected by such circumstances into a Dollar Funding Rate Advance, or (ii) if such Advance shall not have been made, cancel such Advance by giving the Lender telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by such Lender Party pursuant to this subsection (c). In the event of an illegality as described in this subsection (c) the obligation of the Lender to make Eurodollar Advances shall be suspended until the Lender shall notify the Borrower that the Lender has determined that the circumstances causing such suspension no longer exist; PROVIDED, HOWEVER, that, before the Lender shall make any such demand, the Lender agrees to use, or in the case of any Participant, shall have received from such Participant confirmation that it has used, reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Lending Office to continue to perform its obligations to make or participate in Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances or its participation in Eurodollar Rate Advances; PROVIDED that such designation is made on terms that such Lender Party and its Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

          (d) The Borrower shall pay to the Lender a fee on the unpaid principal amount of each Eurodollar Rate Advance from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at a rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the then current Interest Period from time to time for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such fee shall be determined by the Lender and notified to the Borrower by the Lender.

          SECTION 2.09. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due to the Lender at the Lender's Account in New York, New York for the account of the Lender in same day funds in Dollars.

          (b) The Borrower hereby authorizes the Lender, if and to the extent payment owed to the Lender is not made when due hereunder or under the Notes, to charge from time to time against any or all of the Borrower's accounts with the Lender any amount so due.

          (c) All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; PROVIDED, HOWEVER, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          SECTION 2.10. TAXES. (a) Any and all payments made by the Borrower under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by Mexico (or by any political subdivision or taxing authority thereof or therein or any organization or federation of which Mexico is at any time a member) or of any other jurisdiction or subdivision (including, without limitation, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings arising with respect to any Participant) excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender or any of the Participants as a result of a present or former connection between the Lender or such Participant and Mexico or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender's or such Participant's having executed, delivered or performed its obligations or received a payment under, or enforced this Agreement or the Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld or deducted from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all taxes), interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement so that such net sum is equal to what the Lender would have received and so retained had no such deduction or withholding been required or made. Within 45 days after such Non-Excluded Taxes are due, the Borrower shall send to the Lender the original official receipt, or a certified copy thereof, received by the Borrower showing payment thereof. If the Borrower fails to pay any such Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender against any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or any other Loan Document or from the execution, delivery, notarization or registration of, performing under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document ("OTHER TAXES").

          (c) In the event that any Lender Party shall for any reason become liable for any Non-Excluded Taxes or Other Taxes, then the Borrower shall indemnify such Lender Party on demand and on an after-tax basis for the amount of such liability.

          SECTION 2.11. USE OF PROCEEDS. (a) The proceeds of each Term Advance shall be available (and the Borrower agrees that it shall use such proceeds) solely (x) to pay the Construction Costs and (y) to repay, as of the date of the initial Term Advance, the Existing Debt, as more specifically set forth in the Cost Certificate delivered by the Borrower in respect of such Term Advance.

          (b) The proceeds of the Working Capital Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (x) to pay fees and expenses in connection with the Loan Documents and (y) to provide working capital and for general corporate purposes of the Borrower.

          SECTION 2.12. WORKING CAPITAL COMMITMENT EXTENSIONS. (a) If (i) with respect to the Working Capital Termination Date that is scheduled to occur one year from the date hereof, on the 91st day prior to such Working Capital Termination Date the Borrower is in compliance with all of its covenants contained in Section 5.04 and no Default shall have occurred and be continuing, or (ii) with respect to any other Working Capital Termination Date in effect at any other time, neither the Borrower nor the Lender shall provide the notice referred to in subsection (b) below and no Default shall have occurred and be continuing on the 91st day prior to such Working Capital Termination Date, then, in the case of either (i) or (ii) above the term of the Working Capital Facility shall, on the Working Capital Termination Date then in effect hereunder, automatically extend for an additional one-year period and the Working Capital Termination Date shall extend to a date that occurs one year after the Working Capital Termination Date then in effect hereunder.

          (b) If the Borrower provides a written notice to the Lender, or the Lender provides a written notice to the Borrower, in either case at least 90 days prior to the then effective Working Capital Termination Date to the effect that the Working Capital Facility shall not be extended, then no extension of the Working Capital Facility shall occur.


                                    ARTICLE III
                               CONDITIONS OF LENDING

          SECTION 3.01. CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. The obligation of the Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of
Credit:

          (a) The Lender shall be reasonably satisfied with any changes made after December 31, 1997 to the corporate and legal structure and capitalization of the Borrower, including the terms and conditions of the Borrower's ESCRITURA CONSTITUTIVA, its bylaws, each class of capital stock of the Borrower, the Joint Venture Agreement and each other agreement or instrument relating to such structure or capitalization, in each case to the extent that the Lender determines such changes are adverse to the Lender or the Borrower.

          (b) The Lender shall be satisfied that (i) all Existing Debt (including the Debt that the Borrower owes Citibank Mexico immediately before the Initial Extension of Credit), other than the Debt identified on
     Schedule 3.01(b) (the "SURVIVING DEBT"), has been, or will with the proceeds of the Initial Extension of Credit be, prepaid or otherwise satisfied and extinguished, and (ii) all such Surviving Debt shall be on terms and conditions satisfactory to the Lender.

          (c) Before giving effect to the transactions contemplated by the Transaction Documents, there shall have occurred no Material Adverse Change since December 31, 1997.

          (d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that
     (i) could reasonably be expected to have a Material Adverse Effect or
     (ii) purports to affect the legality, validity or enforceability of the Transaction Documents or the consummation of the transactions contemplated thereby.

          (e) The Borrower shall have paid all documented accrued fees and expenses of the Lender (including the accrued fees and expenses of counsel to the Lender).

          (f) The Lender shall have received on or before the day of the Initial Extension of Credit the following loan documentation, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender and in the number of copies as requested by the Lender:

               (i) Copies of the resolutions (or other authorizing actions or instruments) of the Board of Directors or the Shareholders of the Borrower and each other Loan Party approving this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to this Agreement, the Notes and each other Loan Document, in each case certified by an Officers' Certificate of such Loan Party or by a notary public.

               (ii) A copy of the charter and bylaws of the Borrower and each amendment thereto, certified (as of a date reasonably near the date of the Initial Extension of Credit) by the appropriate Governmental Authority or by a notary public of the jurisdiction of its incorporation as being a true and correct copy thereof.

               (iii) An Officers' Certificate of the Borrower and each other Loan Party, dated the date of the Initial Extension of Credit (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the charter of the Borrower or such other Loan Party since the date of the certificate referred to in
          Section 3.01(f)(ii), (B) a true and correct copy of the bylaws of the Borrower and such other Loan Party as in effect on the date of the Initial Extension of Credit, (C) the due incorporation of the Borrower and such other Loan Party as a corporation organized under the laws of the state of its incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or such other Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit, and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

               (iv) An Officers' Certificate of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, the Notes and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

               (v) An industrial mortgage (HIPOTECA INDUSTRIAL) covering all the properties and assets of the Borrower, including the properties listed on Schedule 4.01(ii) (together with each supplement delivered pursuant to Section 5.01(p), in each case as amended, supplemented or otherwise modified from time to time in accordance with their terms, the "INDUSTRIAL MORTGAGE"), duly executed by the Borrower, together with:

                     (A) evidence that the first testimony of the public
               deed that contains the Industrial Mortgage has been submitted for filing or recording on or before the day of the Initial Extension of Credit in all filing or recording offices that the Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lender and that all filing and recording taxes and duties have been paid, and

                     (B) evidence that all other action that the Lender may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Industrial Mortgage has been taken.

               (vi) A Completion Guaranty Agreement in substantially the form of Exhibit F (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "COMPLETION GUARANTY"), duly executed by each Guarantor, or such insurance, guaranty or other agreement in form and substance acceptable to the Lender, duly executed by a party or parties acceptable to the Lender.

               (vii) A Letter of Comfort in substantially the form of Exhibit G (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "LETTER OF COMFORT"), duly executed by each Guarantor.

               (viii) Participation Agreements duly executed by Participants and funding at least $17,500,000 of the Facilities.

               (ix) Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender, together with all agreements, instruments and other documents delivered in connection therewith.

               (x) Such financial, business and other information regarding each Loan Party as the Lender shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under employee benefit plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 1997, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender's due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit), pro forma financial statements as to the Borrower, in form and substance satisfactory to the Lender, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the day of the Initial Extension of Credit and on an annual basis for each year thereafter until the Termination Date.

               (xi) Certificates, in form and substance satisfactory to the Lender, attesting to the Solvency of each Loan Party together with such Loan Party's Subsidiaries, taken as a whole, after giving effect to the transactions contemplated by the Transaction Documents, from its chief financial officer.

               (xii) Evidence that the Lender, on behalf of the Lender Parties, has been named as a loss payee under all insurance policies maintained with respect to the property described in the Industrial Mortgage, for purposes of Article 109 and 110 of the Mexican Insurance Contract Law (LEY SOBRE EL CONTRATO DE SEGURO).

          (g) The Lender shall have received on or before the day of the Initial Extension of Credit the following project documentation, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender and in the number of copies as requested by the Lender:

                (i) An original (or copy certified by the Borrower to be true and complete) of each of the Construction Documents together with an Officers' Certificate from the Borrower to the effect that (i) each Construction Document is in full force and effect, (ii) there are no agreements, side letters or other documents to which the Borrower (or to its knowledge any other Person) is a party that are not included in the definition of Construction Documents that have the effect of modifying or supplementing in any respect any of the respective rights or obligations of the Borrower or any other party under any of the Construction Documents and (iii) neither the Borrower nor, to its knowledge, any other party to any such Construction Document is in breach or default thereunder.

               (ii) An Officers' Certificate of the Borrower (A) attaching copies of all Governmental Approvals required to be obtained for constructing the Plant as of the date of the Initial Extension of Credit and (B) stating that each such

          Governmental Approval has been duly obtained, is in full force and effect, is final and is not subject to any unsatisfied condition required to be satisfied as of such date that may allow modification, cancellation or revocation thereof, and no event has occurred that would result in such modification, cancellation or revocation thereof, and that the Borrower has no reason to believe that all Governmental Approvals required to be obtained subsequent to the Initial Extension of Credit will not be obtained by the dates by which they are required.

               (iii) An Officers' Certificate of the Borrower dated as of the date of the Initial Extension of Credit, stating that the Borrower as of such date is in compliance with the requirements of Schedule 5.01(d).

               (iv) Certified copies of all policies evidencing the insurance required pursuant to Section 5.01(d) and pursuant to the Industrial Mortgage, in form and substance satisfactory to the Lender.

               (v) Evidence, in form and substance satisfactory to the Lender, that (i) the Borrower and the other Loan Parties have each irrevocably appointed as its agent for service of process CT Corporation System (or another Person satisfactory to the Lender), and that such agent has accepted the appointment and has agreed to forward forthwith to such Person all legal process in New York, New York, addressed to such Person, as applicable, received by such agent and
          (ii) the Borrower and IASA have granted an irrevocable power of attorney in favor of the agent for service of process in accordance with Mexican law.

               (vi) Evidence, in form and substance satisfactory to the Lender, that the Joint Venture Agreement has been amended to permit a grant by Accuride and IASA of the Collateral under the Pledge Agreement.

          (h) The Lender shall have received on or before the day of the Initial Extension of Credit the following opinions, each dated such date:

               (i) A favorable opinion of Santamarina y Steta, S.C., Mexican counsel for the Borrower, in substantially the form of Exhibit H-1 hereto, and a favorable opinion of Latham & Watkins, New York counsel for the Borrower, in substantially the form of Exhibit H-2 hereto, and, in each case, as to such other matters as the Lender may reasonably request.

               (ii) A favorable opinion of Latham & Watkins, counsel for Accuride, in substantially the form of Exhibit I hereto and as to such other matters as the Lender may reasonably request.

               (iii) A favorable opinion of Andres Gonzalez Sandoval, counsel for IASA, in substantially the form of Exhibit J hereto and as to such other matters as the Lender may reasonably request.

               (iv) A favorable opinion of Martinez, Algaba, Estrella, De Haro y Galvan-Duque, S.C., Mexican counsel for the Lender, in substantially the form of Exhibit K hereto and otherwise in form and substance satisfactory to the Lender.

               (v) A favorable opinion of Shearman & Sterling, New York counsel for the Lender, in form and substance satisfactory to the Lender.

          SECTION 3.02. CONDITIONS PRECEDENT TO EACH TERM ADVANCE. The obligation of the Lender to make a Term Advance (including the Initial Extension of Credit consisting of a Term Advance) shall be subject to the further conditions precedent that on the date of such Term Advance:

          (a) The Lender shall have received on or before the day of such Term Advance the following documentation:

               (i) at least three Business Days prior to such Term Advance, a Notice of Term Borrowing executed and delivered by a duly authorized officer of the Borrower in respect of the Term Advance to be extended in accordance with the terms of Section 2.02(a) hereof;

               (ii) at least three Business Days prior to such Term Advance, a Cost Certificate, a copy of which shall have been delivered to the Lender and the Independent Engineer by the Borrower, with respect to the requested Term Advance and a copy of any related application for payment delivered by the contractors under the Construction Documents, together with copies of all invoices (where available) and other statements of charges (including reasonable estimates of charges) with respect to the payment to be made to the contractors pursuant to the Construction Documents on the date of such Term Advance and with respect to all other items of Construction Costs to be paid on such date; and

               (iii) A Term Note duly executed by the Borrower, evidencing, and reflecting the payment terms of, the indebtedness resulting from such Term Advance.

          (b) The following statements shall be true (and each of the delivery to the Lender of the applicable Notice of Term Borrowing, and the acceptance by the Borrower of the proceeds of such Term Advance shall constitute a representation and warranty by the Borrower that both on the date of such delivery and on the date of such Term Advance such statements are true):

               (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Term Advance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Term Advance, in which case as of such specific date; and

               (ii) no event has occurred and is continuing, or would result from such Term Advance or from the application of the proceeds therefrom, that constitutes a Default.

          (c) The Lender shall have received from each Participant funds in Dollars in an amount equal to such Participant's ratable share of such Term Advance.

          (d) The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.

          SECTION 3.03. CONDITIONS PRECEDENT TO EACH WORKING CAPITAL ADVANCE. The obligation of the Lender to make a Working Capital Advance (including the Initial Extension of Credit consisting of a Working Capital Advance) shall be subject to the further conditions precedent that on the date of such Working Capital Advance:

          (a) The Lender shall have received on or before the day of such Working Capital Advance the following documentation:

               (i) at least three Business Days prior to such Working Capital Advance, a Notice of Working Capital Borrowing executed and delivered by a duly authorized officer of the Borrower in respect of the Working Capital Advance to be extended in accordance with the terms of Section 2.02(b) hereof; and

               (ii) A Working Capital Note duly executed by the Borrower, evidencing, and reflecting the payment terms of, the indebtedness resulting from such Working Capital Advance.

          (b) The following statements shall be true (and each of the giving of the Notice of Working Capital Borrowing, and the acceptance by the Borrower of the proceeds of such Working Capital Advance shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Advance such statements are true):

               (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Working Capital Advance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Working Capital Advance, in which case as of such specific date; and

               (ii) no event has occurred and is continuing, or would result from such Working Capital Advance or from the application of the proceeds therefrom, that constitutes a Default.

          (c) The Lender shall have received from each Participant funds in an amount equal to such Participant's ratable share of such Working Capital Advance.

          (d) The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request.


                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

          (a) The Borrower (i) is a corporation duly organized and validly existing under the laws of Mexico, and (ii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals other than those the absence of which would not have a Material Adverse Effect upon the business of the Borrower) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to perform its obligations under the Transaction Documents. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned by Accuride and IASA free and clear of all Liens, except those created under the Pledge Agreement, if any.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.
     All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by the Borrower or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents. Each such Subsidiary
     (i) is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation, and (ii) has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (c) The execution, delivery and performance by the Borrower of this Agreement, the Notes, each other Loan Document, each Construction Document and each Related Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or by-laws, (ii) violate any Applicable Law or any rule, regulation, order, writ, judgment, injunction, decree, determination or award rendered or promulgated under or pursuant to such Applicable Law, (iii) result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or other financial instrument, or any other material contract or agreement, binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. None of the Borrower and its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect. No Applicable Law or rule, regulation, order, writ, judgment, injunction, decree, determination or award rendered or promulgated under or pursuant to any Applicable Law exists that restrains, prevents or imposes conditions upon the fulfillment of any obligation or benefit of any party under this Agreement and the other Loan Documents in such a way as to have a Material Adverse Effect.

          (d) No authorization or approval (including exchange credit approval) or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for
     (i) the due execution, delivery, recordation, filing or performance by the Borrower of this Agreement, the Notes, any other Loan Document, any Construction Document or any Related Document to which it is or is to be a party, or for the consummation of the transactions contemplated thereby, except, with respect to any Construction Document only, for those the absence of which will not have a Material Adverse Effect, (ii) the Blueprints, except for those the absence of which will not have a Material Adverse Effect, (iii) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (iv) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (v) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d)(i), all of which have been duly obtained, taken, given or made and are in full force and effect, EXCEPT for the Industrial Mortgage and (with regard to the pledge of shares of stock of the Borrower contemplated by Section 6.02(k)) the Borrower's by-laws, each of which has been filed for recordation at the proper Public

     Registries of Property and Commerce in Mexico. Each Governmental Approval that is necessary for the performance by the Borrower of its Obligations under the Construction Documents, the transactions contemplated thereby and the siting, construction and operation of the Plant (each, a "REQUIRED GOVERNMENTAL APPROVAL") is listed on Schedule 4.01(d)(ii). Each such Required Governmental Approval has been duly obtained, is in full force and effect, is final and is not subject to any unsatisfied condition required to be satisfied as of such date that may allow modification, cancellation or revocation thereof, and no event has occurred that would result in the modification, cancellation or revocation thereof, EXCEPT for such Required Governmental Approvals (for the construction and operation of the Plant) which will be filed in the ordinary course of business during the construction of the Plant or upon completion of the Plant and which the Borrower expects to duly obtain as and when required and in the ordinary course of business. The Borrower has no basis to believe that any such Required Governmental Approvals referred to in the EXCEPT clause of the immediately preceding sentence will not be so duly obtained.

          (e) This Agreement has been, and each of the Notes and each of the other Loan Documents, Related Documents and Construction Documents to which the Borrower is a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes and each of the other Loan Documents, Related Documents and Construction Documents to which the Borrower is a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

          (f) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1997, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to the Lender, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, in each case giving effect to the transactions contemplated hereby, all in accordance with GAAP.

          (g) The Consolidated forecasted balance sheets, income statements and cash flows statements of the Borrower and its Subsidiaries delivered to the Lender pursuant to Section 3.01(f)(x) or 5.03 (e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrower to be fair in light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

          (h) No information, exhibit, financial statement, schedule or report furnished by the Borrower to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

          (i) There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect or
     (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document, any Construction Document or any Related Document or the consummation of the transactions contemplated hereby.

          (j)  (i)   Neither the Borrower nor any of its Subsidiaries has or is
          subject to any Plan or Multiple Employer Plan; and

               (ii) With respect to each scheme or arrangement mandated by a government other than the United States (a "FOREIGN GOVERNMENT SCHEME OR ARRANGEMENT") and with respect to each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary of the Borrower that is not subject to United States law (a "NON-U.S. PLAN"):

                     (A) Any employer and employee contributions required
               by law or by the terms of any Foreign Government Scheme or Arrangement or any Non-U.S. Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

                     (B) The fair market value of the assets of each funded
               Non-U.S. Plan, the liability of each insurer for any Non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Non-U.S. Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

                     (C) Each Non-U.S. Plan required to be registered has
               been registered and has been maintained in good standing with applicable regulatory authorities.

          (k) Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) or other event of FORCE MAJEURE that would excuse the Borrower from its duty to perform its obligations under the Transaction Documents or that could have a Material Adverse Effect.

          (l) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and

     Environmental Permits, all past non-compliance with such Environmental
     Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law. The Borrower has filed with the applicable Governmental Authority, and such Governmental Authority has not rejected, the Manifiesto de Impacto Ambiental related to the construction of the Plant dated June 15, 1998 by the Borrower.

          (m) Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower or any of its Subsidiaries.

          (n) Neither the Borrower nor, to the knowledge of the Borrower, any third party, has caused or permitted the Release of, or has used, generated, manufactured, produced, stored or disposed of in, on, under or about the Plant or transported thereto or therefrom, any Hazardous Material that could reasonably be expected to subject the Borrower to any material liability under any Environmental Law.

          (o) There are no Hazardous Materials used, stored or present at, on or, to the knowledge of the Borrower, near the Plant except as may be used, stored or present in connection with the construction, operation or ownership of the Plant in accordance with Prudent Industry Practices and all Applicable Laws.

          (p) To the knowledge of the Borrower, there is and has been no condition, circumstances, action, activity or event that could reasonably form the basis of any violation of, or any material liability to the Borrower under, any Environmental Law.

          (q) To the knowledge of the Borrower, there is no proceeding, investigation or inquiry by any Governmental Authority with respect to the presence or Release of Hazardous Materials in, on, from or to the Plant.

          (r) The Borrower has no knowledge of any past or existing violations of any Environmental Laws affecting the Plant. The Borrower has received no written complaint, order, directive, citation or notice from any Governmental Authority with respect to any Environmental Law.

          (s) Neither the Borrower nor any of its properties has any immunity under the laws of Mexico from jurisdiction or suit of any court or from any legal process or remedy (whether through service, notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

          (t) The Borrower has filed or caused to be filed all tax returns required to be filed by it, and has paid and discharged all taxes shown to be due and payable on such returns, or on any assessments made against it or any of its properties, and all other taxes, assessments and governmental charges or levies lawfully imposed on it or its property following a formal demand for payment from appropriate governmental officials except such as are contested in good faith and by appropriate proceedings and with respect to which adequate cash reserves have been set aside by the Borrower. As of the date hereof, there are no disputes pending or, to its knowledge, threatened, between the Borrower and any governmental taxing authority.

          (u) As of the date hereof, no income, stamp or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Mexico, imposed, assessed, levied or collected by Mexico or any political subdivision or taxing authority thereof or therein or on or in respect of principal, interest, premiums, fees or other amounts payable hereunder to any Lender Party, except that a Mexican withholding tax is payable in respect of interest, fees and other amounts payable hereunder, other than principal, with respect to Advances owed to Lender Parties that are not residents of Mexico.

          (v) The obligations of the Borrower hereunder do and shall at all times rank PARI PASSU with the Borrower's other Debt other than any such Debt which is subordinated or which has any priority pursuant to Applicable Law.

          (w) The Borrower is in compliance with, and has no reason to believe that the Plant will not comply fully with, all Applicable Laws, all Required Governmental Approvals obtained on or prior to the date of determination and all Construction Documents. Each license, permit, authorization, consent and approval required by any Governmental Authority for the construction of the Plant, and for the operation of the Borrower in respect of the Plant, to the extent such construction has progressed and operation has commenced, (i) has been obtained by the Borrower, (ii) is without restriction or modification, (iii) does not require any modification of the Blueprints, (iv) allows the Plant to be used as contemplated by the Borrower and (v) remains in full force and effect.

          (x) All Required Insurance has been obtained and is in full force and effect, and such insurance complies with the requirements of Section 5.01(d).

          (y) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

          (z) The Borrower is, individually and together with its Subsidiaries, Solvent.

          (aa) Set forth on Schedule 4.01(aa) hereto is a complete and accurate list of all existing Debt (the "EXISTING DEBT") (other than Surviving
     Debt), showing as of the date hereof the principal amount outstanding thereunder.

          (bb) Set forth on Schedule 3.01(b) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

          (cc) The property interests and other rights obtained, or, as contemplated to be obtained, and the materials to be supplied, pursuant to the Construction Documents:

               (i)   comprise all of the property interests necessary to secure any right or privilege which is material to the acquisition, development, construction, installation, completion, operation and maintenance of the Plant in accordance with the Construction Documents and all Applicable Laws;

               (ii)  are sufficient to enable the Plant to be located,
                          constructed and operated as contemplated by the Construction Documents; and

               (iii) provide adequate ingress and egress from the Plant as may be required in connection with the construction and operation of the Plant.

          (dd) There are no services, materials or rights required for the construction or operation of the Plant in accordance with the Construction Documents other than those that can reasonably be expected to be commercially available on terms consistent with the Construction Budget and the Base Case Projections.

          (ee) The Lender has received a true and complete copy of each Construction Document as in effect on the date of this representation (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto) and of any amendments thereto. None of the Construction Documents have been amended, supplemented, modified or terminated and all of the Construction Documents are in full force and effect.

          (ff) All conditions precedent to the obligations of the respective parties under the Construction Documents have been satisfied, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Plant, and the Borrower has no reason to believe that any such condition precedent cannot be satisfied on or prior to the appropriate state in the construction or operation of the Plant.

          (gg) The Construction Budget accurately specifies in all material respects all costs and expenses incurred and the Borrower's best estimate of all costs and expenses anticipated by the Borrower to be incurred prior to the latest date on which the Completion Date is scheduled at such time, as confirmed by the Independent Engineer, to construct and finance the construction of the Plant in the manner contemplated by the Construction Documents.

          (hh) All projections and budgets (including the Construction Budget and the Base Case Projections) furnished or to be furnished to the Lender by or on behalf of the Borrower (A) have been and will be prepared with due care, (B) fairly represent, and will fairly represent, as of the date of delivery, in all material respects, the Borrower's expectations as to the matters covered thereby as of their date, (C) are based on, and will be based on, as of the date of delivery, reasonable assumptions as to all factual and legal matters material to the estimates therein (including interest rates and costs), (D) are and will be, as of the date of delivery, in all material respects consistent with the provisions of the Transaction Documents and (E) are, and will be, as of the date of delivery, prepared on a basis substantially consistent with the corresponding projections and budgets, if any, previously furnished to the Lender.

          (ii) Set forth on Schedule 4.01(ii) hereto is a complete and accurate list of all real property owned by the Borrower, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. The Borrower has good, marketable and insurable legal title to such real property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

          (jj) Set forth on Schedule 4.01(jj) hereto is a complete and accurate list of all leases of real property under which the Borrower is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

          (kk) No Material Adverse Change has occurred since December 31, 1997.

          (ll) The Borrower will (i) initiate a review and assessment of all areas within its and each of its Subsidiaries' business and operations
     (including those affected by suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by the Borrower or any of its Subsidiaries, suppliers, vendors or customers may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (such risk, the "YEAR 2000 PROBLEM") and (ii) develop a plan and timeline for addressing the Year 2000 Problem on a timely basis. Based on the foregoing, the Borrower believes that all computer applications (including those of its suppliers, vendors and customers) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                     ARTICLE V

                             COVENANTS OF THE BORROWER

          SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

          (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Applicable Laws and all Governmental Approvals. The Borrower shall notify the Lender, promptly following the occurrence thereof, of any disputes pending or to its knowledge threatened between the Borrower or any Governmental Authority.

          (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all Taxes imposed upon it or upon its property or upon other assets of the Plant; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained. The Borrower shall notify the Lender, promptly following the occurrence thereof, of any disputes pending or to its knowledge threatened between the Borrower and any Governmental Authority relating to claims for Taxes due.

          (c) COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; construct and operate the Plant in such a manner as to comply with substantially the same environmental requirements with which Accuride's production facilities in the State of Kentucky in the United States comply; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; PROVIDED, HOWEVER, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; and maintain or cause to be maintained with respect to construction and operation of the Plant the insurance set forth on
     Schedule 5.01(d) required as of the date of determination (the "REQUIRED INSURANCE").

          (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure and legal name. The Borrower shall have its principal place of business and chief executive office in Cienega de Flores, N.L., Mexico, and shall maintain in such place originals or copies of the principal books and records relating to its business.

          (f) VISITATION RIGHTS. At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit the Lender or any authorized agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it so chooses, be present at or participate in any such discussion.

          (g) PREPARATION OF ENVIRONMENTAL REPORTS. At the request of the Lender, not more frequently than once per year, after receipt by the Borrower of any notice of non-compliance with Environmental Laws or knowledge by the Borrower of a Release, provide to the Lender within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its or its Subsidiaries' properties described in such request, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Lender determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

          (h) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such

     Subsidiary in accordance with generally accepted accounting principles in effect from time to time in Mexico.

          (i) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (j) CONSTRUCTION AND OPERATION OF PLANT. Construct the Plant and complete all tasks with respect thereto (x) in accordance with good, sound engineering practices, (y) in a good workmanlike manner and (z) in accordance with generally accepted industry practices (each of such standards referred to in (x), (y) and (z) are herein collectively referred to as "PRUDENT INDUSTRY PRACTICES"); maintain the Plant in good repair and from time to time make all repairs and replacements thereto in accordance with Prudent Industry Practices; maintain all equipment and spare parts necessary to maintain and repair the Plant as aforesaid; operate the Plant or cause the Plant to be operated in accordance with Prudent Industry Practices.

          (k) PERFORMANCE OF RELATED DOCUMENTS AND CONSTRUCTION DOCUMENTS. Perform and observe all of the terms and provisions of each Related Document and Construction Document to be performed or observed by it, maintain each such Related Document or Construction Document in full force and effect, enforce such Related Document or Construction Document in accordance with its terms, take all such action to such end as may be from time to time requested by the Lender and, upon the reasonable request of the Lender, make to each other party to each such Related Document or Construction Document such demands and requests for information and reports or for action as the Borrower is entitled to make under such Related Document or Construction Document.

          (l) SEEK AND MAINTAIN GOVERNMENTAL APPROVALS. Seek and maintain in validity all Governmental Approvals without any modifications thereto that could have a Material Adverse Effect.

          (m) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (n) NOTICE OF EXTRAORDINARY EVENTS. Notify the Lender promptly after the discovery by any Senior Officer of the Borrower of the occurrence of:

               (i) any casualty loss involving, or condemnation of property of the Borrower or any of its Subsidiaries having a net book value of at least $500,000 (or its equivalent in any other currency); and

               (ii) any material breach or material default by any party under any Construction Document;

     in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

          (o) MAINTENANCE OF SECURITY INTERESTS. Preserve or cause to be preserved the security interests granted under the Collateral Documents and undertake all actions which are necessary or appropriate in the reasonable judgment of the Lender to (A) maintain the Lender's security interest in the Collateral under the Collateral Documents in full force and effect at all times (including the priority thereof), and (B) preserve and protect said Collateral and protect and enforce the Borrower's or its Subsidiaries' rights and title and the rights of the Lender to said Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental information.

          (p) SECURITY INTEREST IN NEWLY ACQUIRED PROPERTY. Upon the acquisition of any material interest in property (including, without limitation, shares of stock of any Subsidiary of the Borrower) not covered by any Collateral Document, execute, deliver and record either a supplement to an existing applicable Collateral Document, or a new applicable Collateral Document, in either case satisfactory in form and substance to the Lender, subjecting such interests to the Lien and security interests created by such Collateral Document and take all steps to ensure that the security interest in such interest will be a valid, effective and perfected security interest on terms comparable to the security interest of the Lender in the Collateral under the then existing Collateral Documents.

          (q) GUARANTIES BY NEW SUBSIDIARIES. Cause each Subsidiary hereafter acquired or formed by the Borrower, other than a Subsidiary of a Subsidiary of the Borrower, to execute and deliver to the Lender, upon such acquisition or formation, a guaranty of payment of all the Obligations of the Borrower hereunder and under the Notes, such guaranty to be governed by the law of the State of New York and to be in form and substance satisfactory to the Lender, together with a favorable legal opinion addressed to the Lender covering the authorization, execution and delivery by such Subsidiary of such guaranty and the legality, binding effect and enforceability against such Subsidiary of such guaranty.

          SECTION 5.02. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not, at any time:

          (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement with respect to any of its properties of any character whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, EXCLUDING, HOWEVER, from the operation of the foregoing restrictions the following:

               (i)   Liens created under the Loan Documents,

               (ii)  Permitted Liens,

               (iii) Liens existing on the date hereof and described on
          Schedule 5.02(a)(iii) hereto,

               (iv) (A) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (B) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred during such 270 day period in respect of Capital Expenditures permitted pursuant to section 5.02(o); PROVIDED, HOWEVER, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and PROVIDED FURTHER, HOWEVER, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the aggregate amount permitted under Section 5.02(b)(iv) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of this Agreement,

               (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iv); PROVIDED that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases,

               (vi) (A) Liens upon or in fixed or capital assets acquired by the Borrower to secure the purchase price of such assets or to secure Debt incurred solely for the purpose of financing the acquisition of such assets to be subject to such Liens, or Liens existing on any such assets at the time of such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, and (B) Liens upon or in any property acquired or held by any Subsidiary of the Borrower to secure the purchase price of such property acquired by such Subsidiary or the purchase price of such Subsidiary acquired by the Borrower, or to secure Debt incurred solely for the purpose of financing such acquisition by such Subsidiary of any such property or such acquisition by the Borrower of such Subsidiary, or Liens existing on any such property at the time of such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; PROVIDED, HOWEVER, that any such Liens under subclause (A) or (B) above in connection with any such acquisition will be permitted under this clause (vi) only if the following conditions are satisfied:

                     (V) the ratio of (1) the Consolidated Debt of the Borrower and its Subsidiaries as of such date after giving effect to such acquisition and to the related Debt to be incurred pursuant to Section 5.02(b)(v), to (2) the Consolidated EBITDA of the Borrower and its Subsidiaries for the Measurement Period ending with the end of the most recent Fiscal Quarter after giving effect to such acquisition and including the EBITDA during such Measurement Period relating to the assets and property so being acquired as though such assets and property were owned by the Borrower and/or its Subsidiaries, as appropriate, during such Measurement Period, (the "PRO FORMA EBITDA"), is less than the ratio of (I) the Consolidated Debt of the Borrower and its Subsidiaries as of such date without giving effect to such acquisition, to (II) the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period without giving effect to such acquisition;

                     (W) the ratio of (1) the Pro Forma EBITDA to (2) the sum of (a) cash interest payable on, and amortization of debt discount in respect of, all Debt scheduled to be paid during the period of 12 months next succeeding such date for the Borrower and its Subsidiaries after giving effect to such acquisition and to the related Debt to be incurred pursuant to Section 5.02(b)(v), PLUS (b) principal amounts of all Debt (other than repayments of Working Capital borrowings as a result of a non-extension of the Working Capital Commitment) scheduled to be paid during the period of 12 months next succeeding such date for the Borrower and its Subsidiaries after giving effect to such acquisition and to the related Debt to be incurred pursuant to
               Section 5.02(b)(v), is greater than the ratio of (I) the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period without giving effect to such acquisition, to
               (II) the sum of (a) cash interest payable on, and amortization of debt discount in respect of, all Debt scheduled to be paid during the period of 12 months next succeeding such date for the Borrower and its Subsidiaries without giving effect to such acquisition, PLUS (b) principal amounts of all Debt

               (other than repayments of Working Capital borrowings as a result of a non-extension of the Working Capital Commitment) scheduled to be paid during the period of 12 months next succeeding such date for the Borrower and its Subsidiaries without giving effect to such acquisition;

                     (X) the total amount of Debt incurred in connection
               with such acquisition shall not exceed the greater of (1) 2.0 TIMES the EBITDA during such Measurement Period relating solely to the assets and property so being acquired as though such assets and property were owned by the Borrower and/or its Subsidiaries, as appropriate, during such Measurement Period and
               (2) an amount of Debt which when added to the Debt already outstanding would not in the aggregate exceed 2.75 TIMES the Pro Forma EBITDA;

                     (Y) no payment of principal of the Debt incurred in
               connection with such acquisition shall, by the terms of such Debt, be due and payable until after the final maturity date of the Advances; and

                     (Z) the terms of the Debt incurred in connection with
               such acquisition shall be in all other respects reasonably acceptable to the Lender,

                     (vii) other Liens securing Obligations of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, and

               (viii) Liens on any accounts receivable incurred in connection with the disposition of such accounts receivable pursuant to Section 5.02(d)(v).

          (b) DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than, in the case of the Borrower and any of its Subsidiaries:

               (i)   Debt under the Loan Documents,

               (ii)  the Surviving Debt,

               (iii) the Replacement Debt, provided that:

               (A) such Debt is incurred only after the Working Capital Termination Date as defined in clause (x) of the definition thereof contained in Section 1.01;

               (B) such Debt is incurred only after all outstanding Working Capital Advances shall have been, or shall be concurrently with the incurrence of such Debt, paid or prepaid in full, together with all accrued and unpaid interest thereon and other fees and amounts related to the Working Capital Advances and Working Capital Commitments; and

               (C) such Debt is for a maximum amount no greater than $7,500,000 or the equivalent thereof at any time outstanding,

               (iv) Debt secured by Liens permitted by Section 5.02(a)(iv) and Capitalized Leases not to exceed an aggregate amount equal to $500,000 at any time outstanding,

               (v)   Debt secured by Liens permitted by Section 5.02(a)(vi),

               (vi) Debt of any Person existing at the time such Person is merged into or consolidated with, or acquired by, the Borrower or any of its Subsidiaries or becomes a Subsidiary of the Borrower in accordance with the provisions of Section 5.02(e)(vi); PROVIDED that such Debt was not incurred in contemplation of such merger, consolidation or investment; and PROVIDED FURTHER that the aggregate amount of all Debt incurred hereunder shall in no event exceed $1,000,000 in the aggregate at any time outstanding,

               (vii) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

               (viii) Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries,

               (ix) Debt in respect of any bankers' acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business,

               (x) Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice, and

               (xi) Subordinated Debt of the Borrower not to exceed in the aggregate $10,000,000 at any time outstanding, PROVIDED that such Subordinated Debt may be incurred on any date only if the ratio of Consolidated EBITDA of the Borrower and its Subsidiaries for the Measurement Period ending with the end of the most recent Fiscal Quarter to the sum of (1) cash interest payable on, and amortization of debt discount in respect of, all Debt of the Borrower and its Subsidiaries scheduled to be paid during the period of 12 months next succeeding such date, PLUS (2) principal amounts of all Debt payable (other than repayments of Working Capital borrowings as a result of a non-extension of the Working Capital Commitment) by the Borrower and its Subsidiaries scheduled to be paid during the period of 12 months next succeeding such date, PLUS
          (3) interest on such Subordinated Debt to be incurred on such date, scheduled to be paid during the period of 12 months next succeeding such date, is not less than 2.75 to 1; PROVIDED, FURTHER, that Subordinated Debt which does not require interest to be paid in cash until such ratio has been satisfied may be issued notwithstanding the failure to satisfy such ratio; and PROVIDED, FURTHER, that no payment of principal of or deferred interest on such Subordinated Debt shall by the terms of such Debt be due and payable until after the Advances have all been paid in full in cash; and such Subordinated Debt shall be in all other respects on terms reasonably acceptable to the Lender,

               (xii) Subordinated Debt of the Borrower resulting solely and directly from the lending of Funds To Complete (as defined in the Completion Guaranty) by the Shareholders pursuant to Section 2.01(b)(ii) of the Completion Guaranty, PROVIDED that on the date of such lending no event shall have occurred and shall be continuing, or would result from such lending, that constitutes a Default, and

               (xiii) Subordinated Debt of the Borrower the proceeds of which are used solely and directly to pay or prepay (pursuant to Section 2.05(a)) the Term Advances then outstanding.

          (c) MERGERS, ETC. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, or effect or permit any of its Subsidiaries to effect an ESCISION, except that (i) any Subsidiary of the Borrower may merge into or consolidate with the Borrower or with any other Subsidiary of the Borrower provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower (excluding qualifying shares) and (ii) any Subsidiary of the Borrower may merge into any other Person or permit any other Person to merge into it and (iii) any Subsidiary of the Borrower may split up, provided that the resulting companies shall be Subsidiaries of the Borrower; PROVIDED, HOWEVER, that in each case, immediately after giving effect thereto, no event shall occur and be continuing as a result of said merger or consolidation that constitutes a Default.

          (d) SALES, ETC., OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets or grant any option or other right to purchase, lease or otherwise acquire any assets other than:

               (i) assets transferred or disposed of in the ordinary course of the Borrower's or its Subsidiaries' business,

               (ii) assets that are replaced by other assets used in the Borrower's or its Subsidiaries' business,

               (iii) assets transferred or disposed of as a result of an expropriation of assets that does not create an Event of Default,

               (iv) in any Fiscal Year, obsolete assets or assets not required in connection with the operation of the Plant; PROVIDED that any single disposition of such property in excess of $100,000 (or its equivalent in any other currency) shall only be permitted with the prior written consent of the Independent Engineer or the Lender, and

               (v) accounts receivable, PROVIDED that all proceeds from any such disposition of accounts receivable are applied forthwith to prepay Term Advances pursuant to Section 2.05(a).

          (e) INVESTMENTS IN OTHER PERSONS. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i)   Permitted Investments;

               (ii)  Investments existing on the date hereof and described on
          Schedule 5.02(e)(ii) hereto;

               (iii) Investments in Hedge Agreements permitted under Section 5.02(b)(ix);

               (iv) loans and advances to employees in the ordinary course of business as presently conducted in an aggregate amount not to exceed $250,000 at any time outstanding;

               (v) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business; and

               (vi) other Investments in an aggregate amount invested not to exceed $5,000,000 (or its equivalent in any other currency) as of the date on which the Investment was made); PROVIDED that, with respect to Investments made under this clause (vi): (1) any newly acquired or created Subsidiary of the Borrower or any of its Subsidiaries shall be a wholly-owned Subsidiary thereof except as otherwise required under Mexican law; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing as a result therefrom; and (3) any business acquired or invested in pursuant to this clause (vi) shall be in the same line of business as the business of the Borrower or any of its Subsidiaries.

          (f) DIVIDENDS, ETC. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock or any warrants, rights or options to acquire such capital stock.

          (g) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (h) AMENDMENTS TO CHARTER DOCUMENTS, DEBT, MATERIAL AGREEMENTS, ETC. Amend or otherwise modify, or permit any of its Subsidiaries to amend or modify, (i) its ESCRITURA CONSTITUTIVA or bylaws in any manner that would have a Material Adverse Effect, (ii) any Construction Document, (iii) any Related Document, or (iv) any other material agreement, in each case in any way that would have a Material Adverse Effect.

          (i) ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by generally accepted accounting principles or (ii) its Fiscal Year.

          (j) PREPAYMENTS, ETC., OF DEBT. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement and (ii) regularly scheduled or required repayments or redemptions of Surviving Debt, or amend, modify or change in any manner any term or condition of any Surviving Debt, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Debt payable to the Borrower.

          (k) AMENDMENT, ETC., OF RELATED DOCUMENTS. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would materially impair the value of the interest or rights of the Borrower thereunder or that would materially impair the rights or interests of the Lender, or permit any of its Subsidiaries to do any of the foregoing.

          (l) AMENDMENT, ETC., OF CONSTRUCTION DOCUMENTS. Cancel or terminate any Construction Document or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Construction Document or give any waiver thereunder, waive any default under or breach of any Construction Document, agree in any manner to any other amendment, modification or change of any term or condition of any Construction Document or take any other action in connection with any Construction Document, which, as to any of the foregoing, would materially impair the value of the interest or rights of the Borrower thereunder or that would materially impair the interest or rights of the Lender, or permit any of its Subsidiaries to do any of the foregoing.

          (m) NEGATIVE PLEDGE. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Lender, (ii) in connection with any Surviving Debt, (iii) in connection with any Replacement Debt or (iv) in connection with any Liens permitted to be incurred pursuant to Section 5.02(a) with respect to the property which is the subject of such Liens, provided that any agreement in connection with a Lien permitted by Section 5.02(a) will not prevent the creation, assumption or existence of any future Lien on other property of the Borrower or any of its Subsidiaries or restrict or have any effect on any existing Lien.

          (n) PARTNERSHIPS, ETC. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

          (o) CAPITAL EXPENDITURES. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal set forth below to exceed the amount set forth below for such Fiscal
     Year:

                              Fiscal Year         Amount
                              -----------         ------
                                 1998           $23,000,000
                                 1999            10,000,000
                                 2000             5,000,000
                                 2001             5,000,000
                                 2002             5,000,000

     PROVIDED that (i) the unused portion of Capital Expenditures permitted in any Fiscal Year and not used in such Fiscal Year may be carried over and added to the amount otherwise permitted in the immediately succeeding Fiscal Year, it being understood that for purposes of the foregoing, the Borrower and its Subsidiaries shall be deemed to have used the amount originally available during the succeeding Fiscal Year prior to using any such carry-over amount, (ii) the aggregate amount carried over pursuant to the preceding clause (i) may not exceed 50% of the total amount of Capital Expenditures permitted during the Fiscal Year from which such Capital Expenditures are carried over, and (iii) each Capital Expenditure shall be made in accordance with the then applicable Capital Budget.

          (p) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of real or personal property of any kind under leases or agreements to lease including Capitalized Leases having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $75,000 (or its equivalent in any other currency) payable in any period of 12 consecutive months.

          SECTION 5.03. REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will furnish to the Lender:

          (a) DEFAULT NOTICE. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Senior Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and Consolidated statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and Consolidated statements of income and Consolidated statements of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Senior Officer of the Borrower as having been prepared in accordance with GAAP, together with
     (i) a certificate of such Senior Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Lender of the computations used by the Borrower in determining compliance with the covenants contained in subsections 5.04(a) through (e) and Section 5.02(o).

          (c) ANNUAL FINANCIALS. As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a

     Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion that shall be unqualified as to the scope of the audit and as to the going concern status of the Borrower and its Subsidiaries taken as a whole, of Deloitte & Touche or its affiliated Mexican firm or of any other independent public accountants of recognized standing acceptable to the Lender, together with (i) a certificate of such accounting firm to the Lender stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof,
     (ii) a schedule in form satisfactory to the Lender of the computations used by a Senior Officer in determining, as of the end of such Fiscal Year, compliance with the covenants contained in subsections 5.04(a) through (e) and Section 5.02(o) and (iii) a certificate of a Senior Officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (d) ANNUAL FORECASTS. As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for the four subsequent Fiscal Years thereafter.

          (e) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(i), that reasonably could be expected to result in a Material Adverse Effect.

          (f) SECURITIES REPORTS. Promptly after the filing thereof, copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the United States Securities and Exchange Commission or any similarly situated Governmental Authority, or with any national securities exchange.

          (g) CREDITOR REPORTS. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this
     Section 5.03.

          (h) AGREEMENT NOTICES. Promptly upon receipt thereof, copies of all notices, requests and other documents received by the Borrower or any of its Subsidiaries under or pursuant to any Related Document or Construction Document regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of the Borrower or otherwise have a Material Adverse Effect and, from time to time upon request by the Lender, such information and reports regarding the Related Documents and the Construction Documents as the Lender may reasonably request.

          (i) ENVIRONMENTAL CONDITIONS. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit that (i) could reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Industrial Mortgage to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (j) REAL PROPERTY. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing
     Schedules 4.01(ii) and 4.01(jj) hereto, including an identification of all real and leased property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof, and in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

          (k) INSURANCE. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage, including any Required Insurance (specifying type, amount and carrier), in effect for the Borrower and its Subsidiaries and containing such additional information as the Lender may reasonably specify.

          (l) CONSTRUCTION REPORT. Not later than 30 days after the end of each month prior to the Completion Date, a construction report prepared by or at the request of the Borrower describing the construction of the Plant conducted during such month and including physical progress to date.

          (m) ANNUAL OPERATING BUDGET AND CAPITAL BUDGET. Not later than 15 days prior to the beginning of each Fiscal Year, the Annual Operating Budget and Capital Budget prepared by the Borrower for such Fiscal Year. The Borrower will furnish promptly to the Lender any material changes to such Annual Operating Budget or Capital Budget or any forecasts made in connection with any such budgets.

          (n) COMPARISONS TO BUDGETS. Concurrently with the delivery of the financial statements referred to in subsections 5.03(c) and (d), a profit and loss account and a statement of sources and application of funds showing actual expenditures to date against the applicable Capital Budget and Annual Operating Budget.

          (o) NOTICE OF AMENDMENTS TO DOCUMENTS. (i) At least five Business Days prior to the date of execution thereof, a copy of each amendment or other modification to the charter, bylaws, Joint Venture Agreement or other organizational documents of the Borrower or any of its Subsidiaries, and
     (ii) within at least five Business Days after the execution thereof, or copy of each amendment, waiver or other modification to any documents evidencing or relating to any Debt, any Construction Document, or any Related Document.

          (p) NOTICE OF INSUFFICIENT RESOURCES. If at any time the Borrower believes that the funds on deposit in the Borrower's Account together with the funds available to be drawn under the remaining unused Commitments plus the funds reasonably projected by the Borrower to be available from its operating cash flow through March 31, 2000 will not be sufficient for Completion of the Plant, prompt notice to such effect.

          (q) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Lender or the Independent Engineer may from time to time reasonably request.

          SECTION 5.04. FINANCIAL COVENANTS. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

          (a) DEBT TO EBITDA. Maintain at the end of each Fiscal Quarter a ratio of Consolidated Debt of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter to Consolidated EBITDA of the Borrower and its Subsidiaries for each Measurement Period ending with the end of such Fiscal Quarter set forth below, of not more than the ratio set forth below opposite such Measurement Period:

            Measurement Period Ending                 Ratio (to 1)
            -------------------------                 ------------
               3rd Quarter 1998                            6.75
               4th Quarter 1998                            6.25
               1st Quarter 1999                           5.875
               2nd Quarter 1999                             5.5
               3rd Quarter 1999                            5.25
               4th Quarter 1999                            4.75
               1st Quarter 2000                             4.5
               2nd Quarter 2000                             4.0
               3rd Quarter 2000                            3.75
               4th Quarter 2000                             3.5
               1st Quarter 2001                            3.25


               2nd Quarter 2001                             3.0
               3rd Quarter 2001                             3.0
               4th Quarter 2001                            2.75
               1st Quarter 2002                             2.0
               2nd Quarter 2002                             2.0
               3rd Quarter 2002                             2.0
               4th Quarter 2002                             2.0

          (b)  INTEREST COVERAGE RATIO.  Maintain at all times a ratio of
     (i) Consolidated EBITDA of the Borrower and its Subsidiaries to (ii) the sum of cash interest payable on all Debt PLUS the portion of any payments made in connection with Capitalized Leases allocable to interest expense, in each case of the Borrower and its Subsidiaries for each Measurement Period ending with the end of such Fiscal Quarter set forth below, of not less than the ratio for such Measurement Period set forth below:


            Measurement Period Ending                 Ratio (to 1)
            -------------------------                 ------------
              3rd Quarter 1998                             1.75
              4th Quarter 1998                             1.75
              1st Quarter 1999                            1.875
              2nd Quarter 1999                            1.875
              3rd Quarter 1999                              2.0
              4th Quarter 1999                             2.25
              1st Quarter 2000                             2.25
              2nd Quarter 2000                             2.25
              3rd Quarter 2000                              2.5
              4th Quarter 2000                             2.75
              1st Quarter 2001                             2.75
              2nd Quarter 2001                             2.75
              3rd Quarter 2001                              3.0
              4th Quarter 2001                              3.0
              1st Quarter 2002                              3.0
              2nd Quarter 2002                              3.0
              3rd Quarter 2002                              3.0
              4th Quarter 2002                              3.0

          (c) FIXED CHARGE COVERAGE RATIO. Maintain at all times a ratio of Consolidated EBITDA of the Borrower and its Subsidiaries to the sum of
     (i) cash interest payable on, and amortization of debt discount in respect of, all Debt PLUS (ii) principal amounts of all Debt payable (other than repayments of Working Capital borrowings as a result of a non-extension of the Working Capital Commitment), in each case, by the Borrower and its Subsidiaries for each Measurement Period ending with the end of such Fiscal Quarter set forth below, of not less than the ratio for such Measurement Period set forth below:

            Measurement Period Ending                 Ratio (to 1)
            -------------------------                 ------------
               3rd Quarter 1998                            1.75
               4th Quarter 1998                            1.75
               1st Quarter 1999                           1.875
               2nd Quarter 1999                           1.875
               3rd Quarter 1999                             2.0
               4th Quarter 1999                            2.25
               1st Quarter 2000                            2.25
               2nd Quarter 2000                            2.25
               3rd Quarter 2000                             2.5
               4th Quarter 2000                            2.75
               1st Quarter 2001                            2.75
               2nd Quarter 2001                            1.25
               3rd Quarter 2001                            1.25
               4th Quarter 2001                            1.25
               1st Quarter 2002                            1.15
               2nd Quarter 2002                            1.15
               3rd Quarter 2002                            1.15
               4th Quarter 2002                            1.15

                                     ARTICLE VI

                                 EVENTS OF DEFAULT

          SECTION 6.01. ACCELERATION AFTER DEFAULT. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), then, and in any such event, the Lender
(i) may, in its sole discretion, by notice to the Borrower, declare the obligation of the Lender to make either or both of the Term Advances and Working Capital Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, in its sole discretion, by notice to the Borrower, with respect to the Working Capital Advances, the Term Advances, or both, declare the relevant Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the relevant Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that in the event of Bankruptcy with respect to any Loan Party, (x) the obligation of the Lender to make Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) the Borrower shall (i) fail to pay any principal of any Advance when the same shall become due and payable or (ii) fail to pay any interest on any Advance, or any fees payable pursuant to Section 2.07, or any other amounts owing by it under any Loan Document, in each case within two Business Days after the same becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.11, 5.01(e), 5.02, 5.03 or 5.04; or

          (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after the earlier of the date on which (A) any Senior Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Lender; or

          (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $750,000 (or the equivalent in any other currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or any Bankruptcy proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or any

     Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of $750,000 (or the equivalent in any other currency) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01, 3.02, 3.03, 5.01(p) or 6.02(k) shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing, EXCEPT, in the case of the Completion Guaranty only, to the extent that the Lender shall have been furnished such insurance, guaranty or other agreement in form and substance acceptable to the Lender, duly executed by a party or parties acceptable to the Lender, in substitution for the Completion Guaranty; or

          (j)  any Collateral Document after delivery thereof pursuant to
     Section 3.01, 5.01(p) or 6.02(k) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby; or

          (k) either Accuride or IASA shall, within 5 Business Days after the cessation of contractual restrictions binding on IASA contained in the Acta de Emision de Obligaciones de Industria Automotriz, S.A. de C.V.
     con Garantia Fiduciaria y Solidaria (IASASA) 92 (Indenture for the
     Issuance of Bonds of IASA with Fiduciary and Joint Guaranty) evidenced in public deed 14956 granted on September 2, 1992 before Notary Public
     No. 33 of Monterrey, N.L., Mexico, as amended, which prohibit the pledge to the Lender of IASA's shares of stock of the Borrower, fail to deliver to the Lender (i) a pledge agreement, in substantially the form of Exhibit M hereto (as amended, supplemented or otherwise modified from time to time, the "PLEDGE AGREEMENT"), by Accuride and IASA in favor of the Lender, under which Accuride and IASA together shall pledge 100% of the outstanding shares of Voting Stock of the Borrower in order to secure the obligations of the Borrower under this Agreement, the Notes and the other Loan Documents to which the Borrower is a party, together with
     (ii) certificates representing such shares endorsed in pledge
     (ENDOSO EN GARANTIA) in favor of the Lender, (iii) a certificate, issued by the Secretary of the Borrower stating that such pledge has been duly recorded in the share registry book of the Borrower,

     (iv) evidence that all other action that the Lender may deem necessary or desirable in order to perfect the security interest created under the Pledge Agreement has been taken and (v) a favorable opinion of Santamarina y Steta, S.C., counsel for Accuride, and a favorable opinion of Andres Gonzalez Sandoval, counsel for IASA, in each case confirming the due authorization, execution and delivery of the Pledge Agreement by Accuride and IASA, respectively, the validity, perfection and first priority of the security interest created by the Pledge Agreement in the shares of stock of the Borrower, and otherwise in form and substance satisfactory to the Lender; or

          (l) the termination of or default under any Construction Document, the termination of or default under which has resulted in a Material Adverse Effect; or

          (m)  failure of the Completion Date to occur by March 31, 2000; or

          (n) the Borrower shall have voluntarily abandoned the development, construction or operation of the Plant on a permanent basis; or

          (o) all or a substantial part of the Plant is destroyed or suffers an actual or constructive loss or damage or is condemned or expropriated, in each case, to the extent that the Borrower is not fully insured for such loss, damage, condemnation or expropriation or, if fully insured, is not fully reimbursed in connection with such insurance within 120 days of the occurrence of such loss, damage, condemnation or expropriation; or

          (p) Accuride shall cease to own, directly or indirectly, at least 51% of the Voting Stock of the Borrower; or

          (q) Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership, ("KKR"), or any Affiliate of KKR shall cease to own, directly or indirectly, at least 35% of the Voting Stock of Accuride, other than as a result of one or more widely distributed public offerings of common stock of Accuride; or

          (r)  a Completion Default shall have occurred and be continuing.

          SECTION 6.03. REMEDIES. Upon acceleration of the Notes pursuant to Section 6.01, the Lender may proceed to protect and enforce the rights, privileges and remedies granted under this Agreement and the other Loan Documents and under the Applicable Laws of any relevant jurisdiction by instituting such judicial or other proceedings and by taking all such other actions as the Lender may determine, at law, in equity, in bankruptcy or otherwise, whether for specific enforcement of any covenant or agreement contained in this Agreement or any other Loan Document, or in aid of the exercise of any right, power, privilege or remedy granted hereunder, thereunder or under the Applicable Laws of any relevant jurisdiction, or for any foreclosure upon the Collateral and sale thereof under any judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right or remedy granted or otherwise available to the Lender under this Agreement or any other Loan Document or the Applicable Laws of any relevant jurisdiction.

                                    ARTICLE VII

                                   MISCELLANEOUS

          SECTION 7.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Lender and, in the case of any amendment, by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.02. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) in the English language (or accompanied by an accurate English language translation upon which any recipient shall have the right to rely for all purposes) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at Avenida Universidad 1011 Nte, Planta Alta, San Nicolas de los Garza, N.L., Mexico 66400, Attention: Jaime Martinez; and if to the Lender, at its address at Citibank Mexico, S.A., Grupo Financiero Citibank, Reforma 390, Mexico, D.F. 06695, Attention: Victor Elizondo; or, as to the Borrower or the Lender, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Lender. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          SECTION 7.03. NO WAIVER; REMEDIES. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 7.04. COSTS, EXPENSES. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Lender with respect thereto, with respect to advising the Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any Bankruptcy or other similar proceeding affecting creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any Bankruptcy or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto).

          (b) The Borrower agrees to indemnify and hold harmless each Lender Party, and each of its Affiliates and its officers, directors, employees, agents and advisors (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with (x) any investigation, litigation or proceeding or preparation of a defense in connection therewith or (y) any foreclosure on any Collateral) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents, the Related Documents, the Construction Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim against any Lender Party or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents, the Related Documents, the Construction Documents or any of the transactions contemplated thereby.

          (c) If any payment of principal of any Advance is made by the Borrower to or for the account of the Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Sections
2.05 or 2.08(c), acceleration of the maturity of the Notes pursuant to
Section 6.01 or for any other reason, the Borrower shall, upon demand by the Lender, pay to the Lender for the account of the Lender any amounts required to compensate the Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

          (d) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Lender in its sole discretion.

          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.10 and this
Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

          SECTION 7.05. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by the Lender, irrespective of whether the Lender shall have made any demand under this Agreement or such Notes and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender and its Affiliates may have.

          SECTION 7.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

          SECTION 7.07. PARTICIPATIONS. (a) The Lender may sell participations to Participants in and to the Advances and the Notes pursuant to Participation Agreements; PROVIDED that (i) subject to the terms and conditions of each Participation Agreement, the Participants will provide funding to the Lender in order for the Lender to make the Advances available to the Borrower and (ii) there is no debtor-creditor relationship arising hereunder with respect to the Advances between the Borrower and the Participants that will result from the Participants so funding such Advances.

          (b) The Lender may, in connection with any participation or proposed participation pursuant to this Section 7.07, disclose to any Participant or proposed Participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower;

PROVIDED, HOWEVER, that, prior to any such disclosure, the Participant or proposed Participant shall agree to preserve the confidentiality of any Confidential Information received by it from the Lender.

          (c) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any United States Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the United States Federal Reserve System.

          SECTION 7.08. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 7.09. EXECUTION IN TWO LANGUAGES. This Agreement and each Note shall be executed in both the English and Spanish languages, both of which bind the parties hereto and constitute but one agreement and instrument, respectively; PROVIDED, HOWEVER, that in case of doubt as to the proper interpretation or construction of this Agreement or any Note, the English text shall be controlling in all cases except with respect to any action brought in the courts of Mexico, in which case the Spanish text shall be controlling.

          SECTION 7.10. CONFIDENTIALITY. The Lender shall not disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 7.11. JURISDICTION, ETC. (a) Each of the parties hereto irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement, the Notes or any other agreements to which the Borrower is a party may be brought in the courts of the State of New York or of the United States located in the Southern District of New York or of the Federal District of Mexico, at the election of the plaintiff. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including Mexico, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

          (b) By the execution and delivery of this Agreement, each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York, and of the Federal District of Mexico, in any such action, suit or proceeding and designates, appoints and empowers CT Corporation System, at 1633 Broadway, New York, NY 10019 as its authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any such action, suit or proceeding in the State of New York for so long as any obligation of the Borrower shall remain outstanding hereunder. The Borrower shall grant an irrevocable power of attorney to CT Corporation System in respect of such appointment and shall maintain such power of attorney in full force and effect for so long as any obligation of the Borrower shall remain outstanding hereunder.

          (c) Nothing in this Agreement shall affect the right of the Lender to commence legal proceedings or otherwise sue the Borrower in Mexico or any other appropriate jurisdiction or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

          (d) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed agent for the service of summons, complaint and other legal process in New York, New York, United States, for purposes of any legal action, suit or proceeding the Lender may bring in respect of this Agreement or any other Loan Document to which the Borrower is a party. The Borrower shall keep the Lender advised of the identity and location of such agent.

          (e) The Borrower also irrevocably consents, if for any reason the Borrower's authorized agent for service of process of summons, complaint and other legal process in any such action, suit or proceeding is not present in New York, New York, service of such papers may be made out of those courts by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower at its address specified in Section 7.02. In such a case, the Lender shall also send by telex or facsimile, or have sent by telex or facsimile, a copy of the papers to the Borrower.

          (f) Service in the manner provided in subsection (e) above in any such action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

          (g) The Borrower irrevocably waives: (i) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceedings in any court referred to in this Section; and (ii) any claim that any such action, suit or proceedings has been brought in an inconvenient forum; and (iii) any jurisdiction rights which it may be entitled to now or in the future by reason of its present or any future domicile, or otherwise.

          SECTION 7.12. JUDGMENT. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with such other currency at Citibank in New York, New York on the Business Day preceding that on which final judgment is given.

          (b) The obligation of the Borrower in respect of any sum due in Dollars from it to the Lender hereunder or under any of the other Loan Documents held by the Lender shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day of receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due by the Borrower to the Lender in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of Dollars so purchased exceeds the sum originally due by the Borrower to the Lender in Dollars, the Lender agrees to remit to the Borrower such excess

          SECTION 7.13. CONSTRUCTION DOCUMENTS. The Lender shall not be responsible in any way for the Construction Documents and no claim against any person with respect to the performances of the Construction Documents will affect the obligations of the Borrower under this Agreement or the Notes.

          SECTION 7.14. GOVERNING LAW. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York, United States; PROVIDED, HOWEVER, that in connection with any legal action or proceeding (other than an action to enforce a judgment obtained in another jurisdiction) brought by the Lender in respect of this Agreement or the Notes in the courts of Mexico or any political subdivision thereof, this Agreement and the Notes shall be deemed to be instruments made under the laws of Mexico and for such purposes shall be governed by, and construed in accordance with, the law of Mexico.

          SECTION 7.15. ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations, correspondence, undertakings and communications, both oral and written, between the parties with respect to the subject matter hereof, including, without limitation, the Accuride de Mexico, S.A. de C.V. Summary of Terms and Conditions (finally negotiated by the parties in May 1998). There are no restrictions, promises, representations, warranties, covenants or undertakings by or between the parties with respect to the subject matter hereof other than those expressly set forth or referred to herein.

          SECTION 7.16. WAIVER OF JURY TRIAL. Each of the Borrower and the Lender irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       ACCURIDE DE MEXICO, S.A. DE C.V.,
                                       as Borrower


                                       By        /s/  Robert J. Fagerlin
                                         -------------------------------------
                                         Name:  Robert J. Fagerlin
                                         Title:  Director General


                                       CITIBANK MEXICO, S.A., GRUPO
                                       FINANCIERO CITIBANK, as Lender


                                       By        /s/   Samuel Libuic
                                         -------------------------------------
                                         Name: Samuel Libuic
                                         Title:  Attorney-in-Fact

                                                                 EXECUTION COPY






                                    $32,500,000


                                  CREDIT AGREEMENT

                              Dated as of July 9, 1998

                                      Between

                          ACCURIDE DE MEXICO, S.A. DE C.V.

                                    AS BORROWER

                                        and

                  CITIBANK MEXICO, S.A., GRUPO FINANCIERO CITIBANK

                                     AS LENDER

                         T A B L E   O F   C O N T E N T S

SECTION                                                                    PAGE
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
     1.01.  CERTAIN DEFINED TERMS                                             1
     1.02.  COMPUTATION OF TIME PERIODS                                      21
     1.03.  ACCOUNTING TERMS                                                 22
     1.04.  OTHER DEFINITIONAL PROVISIONS                                    22

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
     2.01.  THE ADVANCES                                                     22
     2.02.  MAKING THE ADVANCES                                              23
     2.03.  REPAYMENT OF ADVANCES                                            24
     2.04.  OPTIONAL TERMINATION OR REDUCTION OF THE COMMITMENTS             24
     2.05.  PREPAYMENTS                                                      25
     2.06.  INTEREST                                                         25
     2.07.  FEES                                                             26
     2.08.  INCREASED COSTS, ETC.                                            26
     2.09.  PAYMENTS AND COMPUTATIONS                                        29
     2.10.  TAXES                                                            29
     2.11.  USE OF PROCEEDS                                                  30
     2.12.  WORKING CAPITAL COMMITMENT EXTENSIONS                            30

ARTICLE III

CONDITIONS OF LENDING
     3.01.  CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT              31
     3.02.  CONDITIONS PRECEDENT TO EACH TERM ADVANCE                        36
     3.03.  CONDITIONS PRECEDENT TO EACH WORKING CAPITAL ADVANCE             37

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
     4.01.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER                   39

ARTICLE VCOVENANTS OF THE BORROWER
     5.01.  AFFIRMATIVE COVENANTS                                            47
     5.02.  NEGATIVE COVENANTS                                               51
     5.03.  REPORTING REQUIREMENTS                                           61

SECTION                                                                    PAGE
     5.04.  FINANCIAL COVENANTS                                              64

ARTICLE VI

EVENTS OF DEFAULT
     6.01.  ACCELERATION AFTER DEFAULT                                       67
     6.02.  EVENTS OF DEFAULT                                                68
     6.03.  REMEDIES                                                         71

ARTICLE VII

MISCELLANEOUS
     7.01.  AMENDMENTS, ETC.                                                 71
     7.02.  NOTICES, ETC.                                                    71
     7.03.  NO WAIVER; REMEDIES                                              72
     7.04.  COSTS, EXPENSES                                                  72
     7.05.  RIGHT OF SET-OFF                                                 73
     7.06.  BINDING EFFECT                                                   74
     7.07.  PARTICIPATIONS                                                   74
     7.08.  EXECUTION IN COUNTERPARTS                                        74
     7.09.  EXECUTION IN TWO LANGUAGES                                       75
     7.10.  CONFIDENTIALITY                                                  75
     7.11.  JURISDICTION, ETC.                                               75
     7.12.  JUDGMENT                                                         76
     7.13.  CONSTRUCTION DOCUMENTS                                           77
     7.14.  GOVERNING LAW                                                    77
     7.15.  ENTIRE AGREEMENT                                                 77
     7.16.  WAIVER OF JURY TRIAL                                             77

SCHEDULES

Schedule 1.01(a)             -        Blueprints
Schedule 1.01(b)             -        Timetable
Schedule 3.01(b)             -        Surviving Debt
Schedule 4.01(b)             -        Subsidiaries of the Borrower
Schedule 4.01(d)(i)          -        Authorizations, Approvals, Etc.
Schedule 4.01(d)(ii)         -        Required Governmental Approvals
Schedule 4.01(aa)            -        Existing Debt
Schedule 4.01(ii)            -        Real Property
Schedule 4.01(jj)            -        Leases of Real Property
Schedule 5.01(d)             -        Required Insurance
Schedule 5.02(a)(iii)        -        Liens
Schedule 5.02(e)(ii)         -        Investments

EXHIBITS

Exhibit A                    -        Term Loan Promissory Note
Exhibit B                    -        Working Capital Promissory Note
Exhibit C                    -        Notice of Term Borrowing
Exhibit D                    -        Form of Cost Certificate
Exhibit E                    -        Notice of Working Capital Borrowing
Exhibit F                    -        Completion Guaranty
Exhibit G                    -        Letter of Comfort
Exhibit H                    -        Form of Opinion of Counsel for the Borrower
Exhibit I                    -        Form of Opinion of Counsel for Accuride
Exhibit J                    -        Form of Opinion of Counsel for Iasa
Exhibit K                    -        Form of Opinion of Mexican Counsel for the Lender
Exhibit L                    -        Form of Participation Agreement
Exhibit M                    -        Form of Pledge Agreement